++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. This preliminary prospectus is not an offer to sell nor does it seek + +an offer to buy these securities in any jurisdiction where the offer or sale +
+is not permitted.                                                             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                                                    Filed Pursuant to Rule 424b3
                                                              File No. 333-71952

                 Subject to Completion. Dated November 7, 2001.

          Prospectus Supplement to Prospectus dated October 31, 2001.

                                   1,300,000

                           [MARKEL CORPORATION LOGO]

                                 Common Shares

                                 ------------

   Markel Corporation is offering 1,200,000 of the shares to be sold in the offering. The selling shareholders identified in this prospectus supplement are offering an additional 100,000 shares. Markel will not receive any proceeds from the sale of the shares being sold by the selling shareholders.

   The common shares are listed on the New York Stock Exchange under the symbol "MKL." The last reported sale price of the shares on November 6, 2001 was $195.65 per share.

   See "Risk Factors" beginning on page 6 of the prospectus to read about certain factors you should consider before buying common shares.

                                 ------------

   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

                                 ------------

                                                                 Per Share Total
                                                                 --------- -----
Initial price to public.........................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Markel............................   $       $
Proceeds, before expenses, to the selling shareholders..........   $       $

   To the extent the underwriters sell more than 1,300,000 common shares, the underwriters have the option to purchase up to an additional 135,000 shares from the selling shareholders and an additional 60,000 shares from Markel at the initial price to public, less the underwriting discount.

                                 ------------

   The underwriters expect to deliver the shares against payment in New York, New York on November , 2001.

Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                                                            Salomon Smith Barney
Advest, Inc.
             Cochran, Caronia Securities LLC
                                                             Ferris, Baker Watts
                                                                 Incorporated

                                 ------------

                 Prospectus Supplement dated November   , 2001.

    This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the common shares we are offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the common shares we and the selling shareholders are offering. Generally, when we refer to the prospectus, we are referring to both parts of this document combined.

    You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

                       NOTE ON FORWARD-LOOKING STATEMENTS

    This prospectus contains or incorporates by reference forward-looking statements. Forward-looking statements may be identified by the use of terms such as "believes," "expects," "estimate," "may," "intends," "plan," "will," "should" or "anticipates" or the negative thereof or similar expressions, or by discussions of strategy. We have based our forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including:

  . uncertainties and changes in government policy, regulatory policy, statutory law or case law with respect to our companies, brokers or customers which can impede our ability to charge adequate rates and efficiently allocate capital;

  . the occurrence of man-made or natural catastrophic events;

  . assumptions about the impact of the events of September 11, 2001, such as the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies;

  . the occurrence of significant changes in products or adverse changes in insurance and financial market conditions;

  . changing legal and social trends and the inherent uncertainties of the reserving process;

  . loss of the services of any of our executive officers;

  . initiatives underway at Markel International to reorganize business units and to evaluate reinsurance programs and exposures that could lead to additional changes and expense;

  . that Markel International will make steady progress towards underwriting profitability;

  . the impact of U.S. tax laws on our foreign subsidiaries;

  . changing rates of inflation and other economic conditions;

  . losses due to foreign currency exchange rate fluctuations;

  . ability to collect reinsurance recoverables;

  . changes in the availability, cost or quality of reinsurance;

  . developments in domestic and international financial markets that could affect our investment portfolios;

  . changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; and

  . the effects of mergers, acquisitions and divestitures.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus supplement might not occur. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

                                    SUMMARY

    This summary highlights information about us, the selling shareholders and the offering. Because this is a summary, it may not contain all the information you should consider before investing in our common shares. You should carefully read this entire prospectus supplement and the prospectus to which it relates. When we use the terms "Markel", "we" or "us", we are referring to Markel Corporation together with its consolidated subsidiaries, unless the context otherwise requires. Unless otherwise specified, all information in this prospectus supplement assumes no exercise of the underwriters' option to purchase additional shares.

                               Markel Corporation

    We are a specialty property and casualty insurer. We market and underwrite specialty insurance products and programs to a variety of niche markets. In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader. We operate in four distinct areas of the specialty insurance market:

  . the excess and surplus lines market,

  . the specialty admitted market,

  . the London company market, and

  . the Lloyd's market.

    Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value. We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148. Our telephone number is (804) 747-0136.

    On March 24, 2000, we acquired Terra Nova (Bermuda) Holdings, Ltd, which has become our international division, now known as Markel International, and our existing U.S. operations became Markel North America. All of the financial information in this prospectus includes the results of Markel International only since the date of acquisition.

Strategy

    In order to meet our financial goals of consistent underwriting profits and superior investment returns to build shareholder value, we have set the following objectives in managing our business:

  . To maintain a leadership position in the specialty insurance market;

    By focusing on specialty markets where customers have specialized needs, we seek to add value through strong customer service and underwriting expertise. We believe this enables us to compete on a basis other than price. Markel North America was the fourth largest domestic excess and surplus writer in the United States as measured by direct premiums written during 2000.*


--------
  * Annual Review of the Excess & Surplus Lines Industry, A.M. Best Company
    (2001)

    We believe the acquisition of Markel International provides us with additional opportunities to grow profitably in specialty insurance markets on a worldwide basis. Markel International writes specialty property, casualty, marine and aviation insurance on a direct and reinsurance basis. Business is written worldwide with the majority coming from the United Kingdom and the United States.

  . To earn consistent underwriting profits by focusing on specialty insurance and market niches where we have underwriting expertise;

    We have reported underwriting profits in 12 of the last 15 full years. We believe the ability to achieve consistent underwriting profits demonstrates knowledge and expertise in our niche markets, commitment to superior customer service and the ability to manage insurance risk. In all of our markets we seek to compete by developing specialty products to meet well-defined market needs and by maintaining relationships with brokers and insureds who rely on our expertise.

  . To offer a broad array of specialty products through many different methods of distribution;

    Our combined operations offer over 80 different products, no one of which represents more than 7% of gross written premium. This allows us to enter and exit product lines quickly and opportunistically in order to achieve our underwriting profitability goals. We offer our products through retail agents, wholesale brokers, direct marketing and the Internet. Because of our wide range of distribution channels, we are able to choose the method of distribution that maximizes our opportunity to earn underwriting profits.

  . To achieve superior investment returns;

    Our five and ten-year weighted average annual return on our total portfolio at December 31, 2000, was 8.1% and 8.7%, respectively. Our five and ten-year weighted average annual return on our equity portfolio at December 31, 2000, was 16.0% and 16.8%, respectively. For the nine month period ended September 30, 2001 the total return (unannualized) on our portfolio was 7.1%. Approximately three-quarters of our investable assets come from premiums paid by policyholders. Policyholder funds are invested predominately in high quality corporate, government and municipal bonds with relatively short duration. The balance, comprised of shareholder funds, is available to be invested in equity securities, which, over the long run, have produced higher returns relative to fixed income investments. We seek to invest in companies with the potential for appreciation and hold these investments over the long term.

  . To establish loss reserves which are more likely to prove redundant than deficient;

    Our Markel North America operations have reported reserve redundancies for each of the past ten years. While we do not expect to report reserve redundancies in the current year we remain committed to our goal. We continually review our business and seek to assure that the reserves we provide are more likely to prove adequate to meet future exposure than to be deficient. Current loss estimates affect not only current financial results, but also influence many pricing and risk selection decisions. If we are conservative in our approach to setting current estimates, then future decisions based on those estimates should also be consistently conservative.

  . To align employee interests with those of shareholders through our compensation policies;

    Our executives' incentive compensation is tied to our compound growth in book value. We believe that growth in book value per share is the most comprehensive measure of success due to the fact that it includes all underwriting and investing results. A portion of the incentive compensation available to all employees is based on unit profitability and our achievement of our growth in book value goals. Moreover, our underwriters have the opportunity to receive significant cash bonuses based on underwriting results, and their underwriting results do not consider investment results. All of our North American employees receive a portion of their 401(k) contributions in the form of our common shares. We have essentially eliminated the practice of granting stock options because we do not believe they encourage employees to act like owners. Instead, we have instituted stock purchase and unsecured loan plans with subsidized interest to encourage employee share ownership. At September 30, 2001, we estimate that at least 64% of our associates own some common shares and that total associates' ownership, including executive officers and directors, is approximately 18% of our outstanding shares.

  . To build shareholder value by growing book value per share.

    We assess our effectiveness in building shareholder value through the measurement of growth in book value per share. We recognize that it may be difficult to grow book value per share consistently each and every year, so we measure ourselves over longer periods of time. Our goal is to grow book value per share by an annual compound growth rate of 20% measured over a five year period. For the periods January 1, 1992 and January 1, 1997 through September 30, 2001 our book value per share has grown at a compound annual rate of 22% and 17%, respectively. As adjusted to exclude the benefit of issuing equity securities and to exclude goodwill amortization resulting from the Terra Nova transaction, our compound annual rate of growth in book value per share for these periods was 19% and 11%, respectively.

                              RECENT DEVELOPMENTS

Recent Results

    On October 31, 2001, we reported a net loss of $10.58 and $9.85 per diluted share, respectively, for the quarter and nine month period ended September 30, 2001 compared to a net loss of $2.15 and $2.85 per diluted share, respectively, for the quarter and nine month period ended September 30, 2000. Our 2001 third quarter results reflect $75 million of estimated losses related to the terrorist attack on the World Trade Center and other related events of September 11, 2001 . In addition, we strengthened prior years' loss reserves by $68 million in the third quarter of 2001 due to approximately $39 million of loss development in Markel International's discontinued lines and approximately $29 million of loss development in New York contractors business, which our Brokered Excess and Surplus Lines unit stopped writing in January 2000. Excluding these items, our 2001 third quarter and nine month period net income was $0.65 and $1.75 per diluted share, respectively.

                                                 --Premium Analysis--
                                              Quarter Ended September 30,
                                       -----------------------------------------
                                       Gross Written Premiums   Earned Premiums
                                           2001        2000      2001     2000
                                       ------------ ------------------- --------
                                                (dollars in thousands)
Markel North America.................. $    258,734 $  196,198 $165,534 $121,425
Markel International..................      169,546    123,286  135,678  108,245
Discontinued Lines....................       16,505      4,129   26,310   23,486
                                       ------------ ---------- -------- --------
  Total............................... $    444,785 $  323,613 $327,522 $253,156
                                       ============ ========== ======== ========

                                                 --Premium Analysis--
                                            Nine Months Ended September 30,
                                       -----------------------------------------
                                       Gross Written Premiums   Earned Premiums
                                           2001        2000      2001     2000
                                       ------------ ------------------- --------
                                                (dollars in thousands)
Markel North America.................. $    710,086 $  520,253 $457,749 $337,835
Markel International..................      535,890    252,918  334,079  225,642
Discontinued Lines....................       33,095     45,402   75,028   91,867
                                       ------------ ---------- -------- --------
  Total............................... $  1,279,071 $  818,573 $866,856 $655,344
                                       ============ ========== ======== ========

    Markel North America's gross written premiums for the third quarter and nine month period increased 32 % and 36 %, respectively, due to increased submission activity and price increases across all business units. Markel International remained on target to produce approximately $650 million of gross premium volume in 2001. We anticipate that the North American and London insurance markets will continue to tighten and provide a favorable environment for our operations. We are currently obtaining significant rate increases across most programs. Discontinued Lines in 2001 consisted of discontinued Markel International programs.

                                                   --Combined Ratio Analysis--
                                                 -------------------------------
                                                 Quarter Ended Nine Months Ended
                                                 September 30,   September 30,
                                                 ------------- -----------------
                                                  2001   2000    2001     2000
                                                 ------ ------ -------- --------
Markel North America............................   115%    98%     104%      97%
Markel International............................   165%   116%     135%     118%
Discontinued Lines..............................   278%   281%     187%     168%
                                                 ------ ------ -------- --------
  Consolidated..................................   149%   123%     123%     114%
                                                 ====== ====== ======== ========

Markel North America

    Markel North America's 2001 third quarter and nine month period underwriting loss was the result of approximately $29 million of loss development on New York contractors business discontinued by the Brokered Excess and Surplus Lines unit in January 2000 and due to $2.5 million of losses related to the September 11 events and Hurricane Allison. Excluding these items, Markel North America continued to produce solid underwriting profits with a combined ratio of 96% and 97%, respectively, for the third quarter and nine months ended September 30, 2001.

    Since discontinuing the New York contractors program, our Brokered Excess and Surplus Lines unit has experienced adverse development in the program and as a result initiated a project to reevaluate its potential ultimate exposure. Issues involving application of statutes of limitations and the evolving and complex judicial and legislative environment in New York made the process difficult. In addition the unit brought in new claims management who, with legal and actuarial assistance, completed a review of this program during the third quarter of 2001. As a result of this review, we determined that reserves required strengthening.

September 11 Events

    Our total estimated exposure to the September 11 events is $75 million, net of estimated reinsurance recoverables of approximately $250 million. Markel International's, Markel North America's and Discontinued Lines' provisions were $70.8 million, $1.5 million and $2.7 million, respectively. We used many loss estimation techniques, including detailed policy level reviews, the use of catastrophe modeling software, direct contact with insureds and brokers and sensitivity analysis to possible coverage scenarios, in order to develop our estimated exposure. We also completed a detailed review of our reinsurance recoverables related to these potential losses. Approximately 98% of the estimated reinsurance recoverables are due from reinsurers rated "A-" or better by A.M. Best or Standard and Poor's. Our gross and net loss estimates include a margin for underestimation of claims, reinsurance reinstatement premiums and potentially uncollectable reinsurance. New information concerning potential losses and coverage emerges daily. While we believe that our reserve for these events is adequate, adverse development is possible.

Markel International

    Markel International's 2001 third quarter and nine month period results included $70.8 million of estimated net losses from the September 11 events. Excluding the impact of these losses, Markel International's combined ratio for the third quarter and nine month period of 2001 was 112% and 113%, respectively. Markel International's expense reductions have not kept pace with planned premium reductions. We are working to align Markel International's expenses with its premium writings. Expense reduction initiatives include the consolidation of Markel International's four syndicates at Lloyd's into one syndicate for 2002 and planned reductions of brokerage commissions. The pricing environment continues to improve in the London Market.

Discontinued Lines

    The underwriting loss from Discontinued Lines increased in the third quarter and nine month periods of 2001 to $46.9 million and $65.0 million, respectively, compared to $42.5 million and $62.7 million, respectively, in 2000. The increase in the Discontinued Lines underwriting loss in both periods of 2001 was due to $39.0 million of reserve strengthening, primarily in Markel International's discontinued worldwide motor program, and losses related to the September 11 events. We discontinued the worldwide motor book of business shortly after the purchase of Markel International due to the program's poor administrative controls and inadequate pricing. During the third quarter of 2001, we obtained information from brokers and performed broker audits in order to reassess our potential exposure. Upon completion of this work, we determined that reserve strengthening was required.

    We will continue to monitor claims and reinsurance experience on pre-acquisition books of business, Discontinued Lines and the recent unfavorable development at our Brokered Excess and Surplus Lines unit. We believe that reserves are adequate; however, adverse experience is possible and could result in reserve increases in the future.

Investment Income

    Third quarter 2001 net investment income was $42.2 million compared to $44.1 million in the prior year. The decrease was due to lower investment yields partially offset by a larger investment portfolio. Net investment income for the nine month period rose to $127.9 million from $110.8 million in 2000. The increase was due to the acquisition of Markel International. Our equity portfolio produced a small positive return for the first nine months of 2001, in contrast to generally negative equity market returns.

Book Value

    Book value per common share was $105.66 at September 30, 2001 compared to $102.63 at December 31, 2000. The increase was primarily due to the February 2001 completion of an offering of 1,288,940 common shares with net proceeds of approximately $198 million, and higher unrealized gains, partially offset by a net loss for the nine months of 2001.

Business Outlook

    Markel North America's gross and net written premiums from continuing operations have increased significantly since January 2000, as reflected by the following table.


                                                                            Quarter Ended
                          Quarter Ended March 31   Quarter Ended June 30    September 30
                          ------------------------ ---------------------- ------------------
                             2001         2000        2001        2000      2001      2000
                          -----------  ----------- ----------  ---------- --------  --------
                                              (dollars in thousands)
Gross Premium Volume....  $   215,873  $   148,438 $  235,479  $  175,617 $258,734  $196,198
Percentage Increase over
 comparable period......           45%                     34%                  32%
Net Premium Written.....      158,359      112,404    168,989     125,131  189,795   150,685
Percentage Increase over
 comparable period......           41%                     35%                  26%

    The increase in premium volume are the result of both new business and increased rates. Our Markel Southwest Underwriters specialty unit began writing business in the second quarter of 2000.

    While it is very difficult to estimate average rate increases across all our units and product lines, we believe that through the end of September 2001 our North American operations have achieved approximate average rate increases in the ranges set forth below:

                                                                       Range of
                                                                       Increases
   Business Unit                                                       ---------

  Professional/Products Liability.....................................  10-15%
  Essex Excess and Surplus Lines .....................................  12-17%
  Brokered Excess and Surplus Lines ..................................  30-40%
  Markel Southwest Underwriters ......................................   5-10%
  Specialty Program Insurance ........................................    4-8%
  Specialty Personal and Commercial Lines ............................    2-5%

These estimates are approximations and are not presented as definitive statistical proof of our results but rather as evidence, along with the increases in gross and net written premiums we have reported throughout 2001, that the North American insurance marketplace was experiencing significant tightening prior to the events of September 11. Markel International has also been achieving meaningful increases in premium rates. The September 11 events have had a significant impact on the total capacity of the insurance industry and on pricing for business that we write. As a result we believe the pace of rate increases will be accelerated and extended.

    As the insurance market continues to harden we expect to become even more focused on allocating our capital to those product lines which clearly produce underwriting profits. Additional capital raised from this offering will be used to support our insurance operations and allow them to continue to grow in those lines which we believe present the best opportunities for significant profitable growth.

                                  THE OFFERING

Common shares offered

 By Markel...........................   1,200,000 common shares

 By Selling Shareholders.............   100,000 common shares

Common shares outstanding after this    9,819,000 common shares outstanding
 offering.............................

Use of Proceeds.......................  We will use proceeds from this offering to support expected growth in our
                                        insurance operations and for other
                                        corporate purposes. We will not receive
                                        any proceeds from the selling
                                        shareholders' sale of shares.

Risk Factors..........................  See "Risk Factors" and other information included in the prospectus
                                        for a discussion of factors you should
                                        consider before deciding to invest in
                                        common shares.

New York Stock Exchange symbol........  "MKL"

                         SELECTED FINANCIAL INFORMATION
                  (dollars in millions, except per share data)

                          As of and for the
                          nine months ended        As of and for the years ended
                            September 30,                  December 31,
                          ------------------  --------------------------------------------
                            2001      2000    2000(1)   1999      1998     1997     1996
                          --------  --------  -------  -------   -------  -------  -------
                             (unaudited)
Results of Operations
Earned premiums.........  $    867  $    655  $   939  $   437   $   333  $   333  $   307
Net investment income...       128       111      154       88        71       69       51
Total operating
 revenues...............     1,011       763    1,094      524       426      419      367
Net income (loss).......       (82)      (19)     (28)      41        57       50       47
Comprehensive income
 (loss).................       (42)       21       81      (40)       68       92       56
Financial Position
Total investments and
 cash...................  $  3,299  $  2,974  $ 3,136  $ 1,625   $ 1,483  $ 1,410  $ 1,142
Total assets............     6,172     5,279    5,473    2,455     1,921    1,870    1,605
Unpaid losses and loss
 adjustment expenses....     3,602     2,809    3,037    1,344       934      971      936
Convertible Notes
 Payable................       115       --       --       --        --       --       --
Long-term debt..........       277       575      573      168        93       93      115
8.71% Capital
 Securities.............       150       150      150      150       150      150      --
Shareholders' equity....       911       691      752      383       425      357      268
Other Operating Data Per
 Diluted Share(2)
Core operations.........  $  (8.71) $  (1.61) $ (2.31) $  8.17   $  8.10  $  7.43  $  6.03
Net realized gains
 (losses)...............      1.27     (0.33)    0.14    (0.10)     2.37     1.82     0.58
Nonrecurring items......       --       1.18     1.16      --        --       --      2.05
Amortization expense....     (2.41)    (2.09)   (2.98)   (0.87)    (0.30)   (0.33)   (0.36)
Net income (loss).......  $  (9.85) $  (2.85) $ (3.99) $  7.20   $ 10.17  $  8.92  $  8.30
Per Share Data
Common shares
 outstanding (in
 thousands).............     8,619     7,324    7,331    5,590     5,522    5,474    5,458
Total investments and
 cash...................  $ 382.70  $ 406.04  $427.79  $290.69   $268.49  $257.51  $209.20
Book value..............  $ 105.66  $  94.32  $102.63  $ 68.59   $ 77.02  $ 65.18  $ 49.16
Growth in book value....        NA        NA       50%     (11%)      18%      33%      25%
5-Year CAGR in book
 value(3)...............        NA        NA       21%      22%       23%      26%      26%
Closing stock price.....  $ 195.00  $ 151.75  $181.00  $155.00   $181.00  $156.13  $ 90.00
Ratio Analysis
GAAP combined ratio.....       123%      114%     114%     101%       98%      99%     100%
Investment yield(4).....         5%        6%       6%       5%        5%       5%       5%
Total investment
 return(5)..............         9%        9%      12%      (2%)       7%      11%       8%
Debt to total capital
 (Capital securities as
 debt)..................        37%       51%      49%      45%       36%      41%      30%
Debt to total capital(6)
 (Capital securities as
 equity)................        27%       41%      39%      24%       14%      16%      30%

  The information as of and for each of the years in the five-year period ended December 31, 2000 has been derived from and should be read in conjunction with our audited consolidated financial statements and footnotes incorporated by reference into this prospectus. The information as of and for the nine months ended September 30, 2001 and 2000 is unaudited and has been derived from our unaudited consolidated financial statements incorporated by reference into this prospectus. See "Where You Can Find More Information About Markel." Certain reclassifications of prior years' amounts have been made to conform with 2001 presentations.
--------
(1) On March 24, 2000, Markel acquired Terra Nova (Bermuda) Holdings, Ltd. Terra Nova's results are included only since the date of acquisition.
(2) In evaluating our operating performance, we focus on core underwriting and investing results, our core operations, before considering net gains or losses from the sale of investments, amortization expense and any nonrecurring items. These measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability.
(3) CAGR--compound annual growth rate.-- includes the effect of common share transactions.
(4) Investment yield reflects net investment income as a percent of average invested assets.
(5) Total investment return includes net investment income, net realized investment gains or losses and the change in market value of the investment portfolio during the period as a percent of average invested assets.
(6) The 8.71% Capital Securities contain equity-like features, including our option to defer interest payments for five years and a forty-nine year term. Due to these unique features, we consider the 8.71% Capital Securities as 100% equity for calculation purposes.

                                USE OF PROCEEDS

    We plan to use the net proceeds from the sale of the common shares to support expected growth in our insurance operations and for general corporate purposes. We will not receive any proceeds from the selling shareholders' sale of shares.

                                 CAPITALIZATION

    The table below shows our capitalization on a consolidated basis as of September 30, 2001. The "As Adjusted" column reflects our capitalization after giving effect to this offering of common shares and the use of the net proceeds to Markel from this offering, based upon an assumed public offering price of $195.65 per share, which was the last reported sale price of our common shares on the New York Stock Exchange on November 6, 2001, assumes underwriting discounts and commissions and offering expenses of approximately $11.7 million, and assumes no exercise of the underwriters' option to purchase additional shares.

    You should read this table along with our audited financial statements contained in our most recent Annual Report on Form 10-K as well as the information presented in our Quarterly Reports on Form 10-Q. See "Where You Can Find More Information About Markel."

                                                        September 30, 2001
                                                      -------------------------
                                                        Actual     As Adjusted
                                                      -----------  ------------
                                                      (dollars in thousands)
Convertible Notes Payable............................ $   114,656  $   114,656
Debt.................................................     277,125      277,125
8.71% Capital Securities.............................     150,000      150,000
Shareholders' equity:
  Common shares, no par value, 50,000,000 shares
   authorized, 8,619,000 shares issued and
   outstanding, actual; 9,819,000 shares issued and
   outstanding, pro forma as adjusted for this
   offering..........................................     910,665    1,133,758
                                                      -----------  -----------
  Total capitalization............................... $ 1,452,446  $ 1,675,539
                                                      ===========  ===========
Ratios:
  Convertible notes payable, and debt to total
   capitalization....................................          27%          23%
  Convertible notes payable, debt and 8.71% Capital
   Securities to total capitalization................          37%          32%
Book value per share................................. $    105.66  $    115.47

                               MARKEL CORPORATION

                               Business Overview

    We sell specialty insurance products and programs to a variety of niche markets and believe that our specialty product focus and niche market strategy enable us to develop expertise and specialized market knowledge. We seek to provide quality products and customer service so that we can be a market leader. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

    Domestically, we operate through six underwriting units focused on specific niches within the excess and surplus and specialty admitted markets. In the excess and surplus market, we write business through the following units:

  . Essex Excess & Surplus Lines;

  . Professional/Products Liability;

  . Brokered Excess & Surplus Lines; and

  . Markel Southwest Underwriters.

    In the specialty admitted market, we write business through:

  . Specialty Program Insurance; and

  . Specialty Personal and Commercial Lines.

    Markel International competes in the London insurance market, which is approximately evenly divided between the London company market and the Lloyd's market. The London insurance market is known for its ability to provide innovative, tailored coverage and capacity for unique and hard-to-place risks. It is primarily a broker market, which means that insurance brokers bring most of the risks into the market. The London insurance market is also largely a subscription market, which means that risks brought into the market are typically insured by more than one insurance company or Lloyd's syndicate, often due to the large amount of insurance coverage required on a single risk. Because of Markel's underwriting philosophy, in the future when Markel International chooses to participate in the subscription market, it expects to do so primarily in the capacity of lead underwriter.

Specialty Insurance Market

    The specialty insurance market differs significantly from the standard market. In the standard market, insurance rates and forms are highly regulated, products and coverages are largely uniform with relatively predictable exposures, and companies tend to compete for customers on the basis of price. In contrast, the specialty market provides coverage for risks that do not fit the underwriting criteria of the standard carriers. Competition tends to focus less on price and more on availability, service and other value-based considerations. While specialty market exposures may have higher insurance risks than their standard market counterparts, we manage these risks to achieve higher financial returns. To reach our financial and operational goals we must have extensive knowledge and expertise in our markets. Most of our risks are considered on an individual basis and restricted limits, deductibles, exclusions and surcharges are employed in order to respond to distinctive risk characteristics.

    We operate in four distinct areas of the specialty insurance market. Markel North America operates domestically in the excess and surplus lines market and the specialty admitted market. Markel International operates in the London company market and the Lloyd's market. We are also in the process of running off discontinued lines.

    Excess and Surplus Market

    The excess and surplus market focuses on hard to place risks and risks that admitted insurers specifically refuse to write. Excess and surplus eligibility allows our insurance subsidiaries to underwrite nonstandard market risks with more flexible policy forms and unregulated premium rates. This typically results in coverages that are more restrictive and more expensive than the standard admitted market. In 2000, the excess and surplus market represented approximately $11.7 billion, or 3.6%, of the entire $322 billion, domestic property and casualty industry, as measured by direct premiums written.*

    Markel North America is the fourth largest domestic excess and surplus writer in the United States as measured by direct premiums written.* Four of our underwriting units write in the excess and surplus market. For the nine months ended September 30, 2001 our excess and surplus units had gross premiums written of $582 million representing approximately 45% of our total gross written premium for the period.

    Specialty Admitted Market

    We also write business in the specialty admitted market. Most of these risks are unique and hard to place in the standard market, but for marketing and regulatory reasons, must remain with an admitted insurance company. In 2000, we estimate, the specialty admitted market represented approximately $9.6 billion, or 3%, of the entire property and casualty industry in the United States, as measured by direct premiums written. The specialty admitted market is subject to greater state regulation than the excess and surplus market, particularly with regard to rate and form filing requirements, restrictions on the ability to exit lines of business, premium tax payments and membership in various state associations, such as state guaranty funds and assigned risk plans. Two of our underwriting units write in the specialty admitted market. For the nine months ended September 30, 2001 our specialty admitted units had gross premiums written of $128 million representing approximately 10% of our total gross written premium for the period.

    Lloyd's Market

    We participate in the Lloyd's Market through four Lloyd's "syndicates" and our capital provider, Markel Capital Ltd. Our syndicates also offer insurance and reinsurance world-wide. In 2002 we plan to consolidate our four syndicates into one new syndicate named Markel Syndicate 3000 which will have six operating divisions: Aviation; Marine & Energy; Markel (UK) Limited; Non-Marine; Professional Liability; and Reinsurance & Accident. We believe this consolidation will strengthen operations and reduce overhead of Markel International.

    The Lloyd's market has been in existence for more than 300 years but has recently undergone significant changes. For most of its existence, capital at Lloyd's was provided by individual investors or "names" who subscribed annually to provide "capacity" or capital to one or more "syndicates," which were not legal entities but only an amalgamation of the individuals participating in that syndicate. The syndicates were managed by "managing agents" who controlled all business decisions for the syndicates.

    Following several years of downturns and faced with a need for new capital, Lloyd's began to allow "corporate" capital providers beginning in 1993. This source of capital has steadily grown and represented approximately 80% of total underwriting capacity in 2000.** Corporate capital providers often provide a majority or all of a syndicate's capacity and also often own or control the syndicate's managing agent. This structure now permits the capital provider to exert greater influence on, and demand greater accountability for, underwriting results. We provide all of our syndicates' capacity and will provide all of Markel Syndicate 3000's capacity for the 2002 underwriting year.

--------
* Annual Review of the Excess & Surplus Lines Industry, A.M. Best Company
  (2001).
** Rating of the Lloyd's Market, STANDARD AND POOR'S (Nov. 2000).

    For the nine months ended September 30, 2001 our Lloyds' market units had gross premiums written of $408 million representing approximately 32% of our total gross written premium for the period.

    London Company Market

    Insurance companies based in London operate in the London company market. They offer insurance and reinsurance world-wide. One of our underwriting units, Terra Nova Insurance Company, participates in the London company market. For the nine months ended September 30, 2001 Terra Nova Insurance Company had gross premiums written of $128 million representing approximately 10% of our total gross written premium for the period.

    Discontinued Lines

    Discontinued lines represent lines of business acquired in the Gryphon and Terra Nova acquisitions in which we have discontinued writing business. These lines were discontinued because we believed some aspect of the product, such as risk profile or competitive environment, would not allow us to earn consistent underwriting profits.

    Underwriting Philosophy

    By focusing on specialty insurance and market niches where we have underwriting expertise we seek to earn consistent underwriting profits. Underwriting profits are a key component of our business strategy. We believe the ability to achieve consistent underwriting profits demonstrates knowledge and expertise in our niche markets, commitment to superior customer service and the ability to manage insurance risk.

    Underwriting Results

    For the year ended December 31, 2000 our combined ratio was 114%. This represents only the third time in the past fifteen years that our annual combined ratio exceeded 100%. The combined ratio measures the relationship of incurred losses, loss adjustment expenses and underwriting, acquisition and insurance expenses to earned premiums. Our 2000 underwriting losses were primarily due to underwriting losses at Markel International. When Markel International was acquired, we expected underwriting losses from programs that we planned to discontinue and from the continuing programs that we planned to reprice and reunderwrite.

    Since the acquisition, we have closed four unprofitable syndicates and discontinued other unprofitable business lines within Markel International. A run-off unit has been established at Markel International to aggressively manage discontinued programs and allow the business units to focus on earning underwriting profits. Management's goal is for Markel International to achieve underwriting profitability in the future, but there can be no assurance that such progress will be made or the underwriting profitability will be achieved.

                             Markel North America

Excess and Surplus Market

    Essex Excess & Surplus Lines

    Essex Excess & Surplus Lines writes a variety of coverages, focusing on light-to-medium casualty exposures for businesses such as:

  .  artisan contractors,

  .  habitational risks,

  .  restaurants and bars,

  .  child and adult care facilities,

  .  vacant properties,

  .  office buildings, and

  .  light manufacturing operations.

    Essex Excess & Surplus Lines also writes property insurance on classes of business ranging from small, single location risks to large, multi-state, multi-location risks. Property coverages consist principally of fire and allied lines, such as windstorm, hail and water damage, and more specialized property coverages. In addition, Essex Excess & Surplus Lines offers coverages for heavier property risks on both an excess and primary basis, including earthquake, through its special property division. These risks are typically larger and are of a low frequency/high severity nature.

    Essex Excess & Surplus Lines' inland marine facility provides coverages for risks that include:

  .  motor truck cargo,

  .  logging equipment,

  .  warehouseman's legal liability,

  .  builder's risk, and

  .  contractor's equipment.
    The ocean marine facility writes coverages for risks that include:

  .  marinas,

  .  hull coverage,

  .  cargo, and

  .  builder's risk for yacht manufacturers.

    The specialty transportation division focuses on commercial vehicles such as trucks, buses, and high value automobiles. In addition, the specialty transportation division offers liability coverages for both individual and fleets of taxi-cabs and a dealer contingent liability program.

    Most of Essex Excess & Surplus Lines' business is generated by approximately 175 professional surplus lines general agents who have limited quoting and binding authority. Special property, brokerage inland marine and ocean marine produce business on a brokerage basis through approximately 300 wholesale brokers. Essex Excess & Surplus Lines seeks to be a substantial underwriter for its producers in order to enhance the likelihood of receiving the most desirable underwriting opportunities. Essex Excess & Surplus Lines writes the majority of its business in Essex Insurance Company.

    Professional/Products Liability

    The primary focus of the Professional/Products Liability unit is tailored coverages that offer unique solutions for highly specialized professions. These include:

  .  medical malpractice for physicians and allied healthcare risks, and

  . professional liability for lawyers, architects and engineers, insurance companies, agents and brokers, and management consultants.

    Miscellaneous errors and omissions coverage is targeted to start ups, small businesses and emerging technologies. Products liability insurance is also offered with a focus on newly developed business products and new technology. In addition, for-profit and not-for-profit directors and officers liability coverage, and employment practices liability coverages are offered.

    The Professional/Products Liability unit was one of the first to enter the emerging employment practices liability insurance (EPLI) market. EPLI provides coverage for the defense of alleged inappropriate employment practices not typically covered under traditional business coverages. This unit also provides a full menu of loss prevention services to all customers which can be accessed by telephone, the Internet and through live seminars across the United States.

    Business is written nationwide and is developed through approximately 350 wholesale brokers. The Professional/Products Liability unit writes most of its excess and surplus business in Evanston Insurance Company, which represents the majority of its business. Admitted programs for these coverages are written in Deerfield Insurance Company.

    Brokered Excess & Surplus Lines

    Brokered Excess & Surplus Lines is comprised of the following divisions:

  .  primary casualty,

  .  property,

  .  excess and umbrella, and

  .  environmental.

    The primary casualty division's areas of expertise are hard to place, large general liability and products liability accounts. The majority of the general liability book of business is comprised of coverages for commercial and residential contractors. The division also specializes in writing manufacturing accounts with substantial products liability exposures. Examples include:

  .  sporting goods manufacturers,

  .  toy manufacturers,

  .  truck trailer manufacturers, and

  .  vitamin supply manufacturers.

    The property division focuses on monoline property and package coverages for mercantile, industrial, habitational and builder's risk exposures. The excess and umbrella division provides umbrella and excess coverages primarily for small commercial insureds. The environmental division offers a complete array of environmental coverages including:

  .  environmental professional liability,

  .  contractors pollution liability, and

  .  site-specific environmental impairment liability.

    The unit operates through approximately 100 wholesale brokers and writes the majority of its business in Evanston Insurance Company.

    Markel Southwest Underwriters

    On January 1, 2000, we acquired the renewal rights to the book of business previously produced by the Scottsdale, Arizona office of Acceptance Insurance Companies Inc. The purchase price consisted of offering employment to approximately 55 employees, assumption of the office lease and a small payment for furniture and fixtures. In return, we obtained the ability to quote on a book of business of approximately $100 million of which we planned to retain approximately $25 to $50 million of gross premium volume. We renamed the operation Markel Southwest Underwriters. After a short start-up period the Markel Southwest Underwriters unit began writing business in March 2000 and completed the year with gross premium volume of $28 million.

    Markel Southwest Underwriters offers coverages for light to medium casualty and property exposures and are similar to those offered by Essex Excess & Surplus Lines. Markel Southwest Underwriters products have a different geographical concentration from Essex Excess & Surplus Lines and are marketed through a separate network of approximately 72 professional and surplus lines general agents. The Markel Southwest Underwriters unit writes the majority of its business in Evanston Insurance Company.

Specialty Admitted Market

    Specialty Program Insurance

    Specialty Program Insurance focuses on providing total insurance programs for businesses engaged in similar highly specialized activities. These activities typically do not fit the risk profiles of standard insurers, which makes complete coverage difficult to obtain from a single insurer.

    The Specialty Program Insurance operation is organized into four product areas that concentrate on particular markets and customer groups. The property and casualty program division writes commercial coverages for youth and recreation oriented organizations, such as children's summer camps, conference centers and youth organizations, such as:

  .  YM/YWCA's,

  .  Boys' and Girls' Clubs,

  .  child care centers,

  .  nursery and Montessori schools,

  .  gymnastic schools, and

  .  martial arts and dance schools.

This division also writes commercial coverages for social service organizations, garages, gas stations, used car dealers and moving and storage operations. The agriculture division specializes in insurance coverages for horse-related risks, such as horse mortality coverage, and property and liability coverages for horse farms and boarding, breeding and training facilities. Liability insurance for sports organizations, and accident and medical insurance for colleges, universities and private schools are sold through the sports liability, accident and medical division. The Markel Risk Solutions facility develops customized insurance products for a variety of commercial insureds.

    The majority of Specialty Program Insurance business is produced by approximately 3,500 retail insurance agents. We grant very limited underwriting authority to carefully selected agents and control agency business through regular audits and pre-approvals. Certain products and programs are also marketed directly to consumers or through wholesale producers. Specialty Program Insurance is written primarily in Markel Insurance Company.

    Specialty Personal And Commercial Lines

    Specialty Personal and Commercial Lines markets and underwrites its insurance products in niche markets that are generally not served by large admitted carriers. The recreational products division concentrates on watercraft, yacht, motorcycle and property coverages. The watercraft program markets personal lines insurance coverage for personal watercraft, older boats and high performance boats; while small fishing ventures and small boat rentals are the focus of the commercial marine program. The yacht program is designed for experienced owners of moderately priced yachts. The motorcycle program's target market is mature riders of high value bikes. The property program provides coverage for dwellings which do not qualify for standard homeowners coverage.

    Specialty Personal and Commercial Lines products are characterized by high numbers of transactions, low average premiums and creative solutions for under-served and emerging markets. The unit distributes the watercraft, yacht and property products through wholesale and retail producers. The motorcycle program is marketed directly to the consumer, using direct mail, internet and telephone promotion as well as relationships with various motorcycle manufacturers, dealers and associations. The Specialty Personal and Commercial Lines unit writes the majority of its business in Markel American Insurance Company.

                              Markel International

The Lloyd's Market

    Markel Capital

    We participate in the Lloyd's market through our corporate capital provider, Markel Capital. For 2002 we will be operating through one syndicate named Markel Syndicate 3000. For ease of comparison we also refer to our lines of business by their current syndicate names below.

    Our syndicates offer a wide range of insurance products and take an innovative, service-oriented approach to underwriting complex and unique risks. Our operating syndicates are as follows:

    Professional Liability and Markel (UK) Limited (Markel Syndicate 702)

    This division focuses on professional and financial risk coverages, including professional indemnity, directors and officers liability, legal expenses and crime.

    The syndicate was a pioneer of the Lloyd's "Service Company" concept. Service companies operate like an insurance company, providing insureds and brokers with direct access to decision-making underwriters who understand the local market. This division has four branch offices in the United Kingdom and three branch offices in Australia.

    Aviation and Marine & Energy (Marine Syndicate 1009)

    The Marine & Energy division underwrites a portfolio of energy, marine liability, hull, war, specie and cargo.

    The energy account includes all aspects of upstream and downstream oil and gas activities. Coverage includes, but is not limited to, property damage, business interruption and well control. The liability account is primarily energy-related, as well as covering the traditional marine book, which includes charters, protection and indemnity and pollution liabilities. The hull account covers physical damage to ocean-going tonnage, building and construction insurance, as well as coverage for high valued yachts and mortgagees interest. The war account covers marine, aviation and political risks. Political risks provide coverage for aspects of confiscation, terrorism, war on land and elements of contract frustration. The specie account includes coverage for fine art on exhibit and in private collections, securities, bullion, precious metals, cash in transit and jewelry. The cargo account is an international transit based book covering many types of cargo.

    The Aviation division covers major non U.S. airlines and regional passenger airlines, cargo airlines, fixed wing and rotary wing operators, aviation products and ground liabilities.

    UK Motor (Motor Syndicate 1228)

    This division specializes in commercial fleet insurance in the United Kingdom. Beginning in 2002, we expect to offer a portion of this business through Terra Nova Insurance Company.

    Non-Marine and Reinsurance & Accident (Non-Marine Syndicate 1239)

    These divisions write financial institutions, accident and health, contingency and casualty lines of business. Business is written on a direct, facultative, excess of loss and proportional treaty reinsurance basis.

    The financial institutions account includes fidelity bonds, computer crime, credit card fraud and cash in transit exposures. The casualty account primarily includes U.K. professional liability business. The accident and health account consists of medical expense, aviation, personal accident, and sports personal accident coverages.

The London Company Market

    Terra Nova Insurance Company's business is written internationally with approximately 55% of its gross premium volume coming from the United States for the year ended December 31, 2000. Terra Nova underwrites business on both a direct and reinsurance basis, covering property, casualty, accident and health and marine risks. In addition, Terra Nova writes excess and surplus lines property and automobile physical damage coverages in the United States. Coverage is also provided for crop, boiler and machinery, credit, surety, political risk exposure, theft, fidelity and crime as well as other miscellaneous lines such as contingency.

    Property treaty reinsurance includes excess of loss, stop loss, aggregate excess and proportional coverage. A significant portion of Terra Nova's excess of loss catastrophe and per risk treaty business comes from the United States and loss exposure is balanced by widely spread international property treaties.

    Terra Nova's casualty account includes treaty reinsurance for errors and omissions, directors and officers, medical malpractice and general liability risks as well as excess and surplus lines liability coverages often written in conjunction with property risks. Professional groups covered include architects, engineers, accountants, lawyers and insurance intermediaries.

    Terra Nova's marine book includes cargo and protection and indemnity coverages.

                                  Reinsurance

    We enter into reinsurance agreements in order to reduce our liability on individual risks and to enable us to underwrite policies with higher limits.

    We attempt to minimize credit exposure to reinsurers and maintain a margin of safety through adherence to internal reinsurance guidelines. To become a reinsurance provider for us, we seek to have prospective companies generally meet the following criteria:

  .  maintain an A.M. Best rating of "A" (excellent),

  . maintain minimum capital and surplus of $200 million or $100 million with acceptable collateral arrangements, and

  . provide collateral for recoverables in excess of an individually established amount.

In addition, Markel North America's foreign reinsurers must provide collateral equal to 100% of recoverables, with the exception of reinsurers who are Lloyd's syndicates. The preceding policies are being implemented on a going forward basis at Markel International.

    The following table sets forth our reinsurance recoverables at September 30, 2001.

                                               Markel
                                               North      Markel
                                              America  International   Total
                                              -------- ------------- ----------
                                                   (dollars in thousands)
Reinsurance recoverable on unpaid losses..... $420,348  $  990,002   $1,410,350
Reinsurance recoverable on paid losses.......   39,508     144,190      183,698
                                              --------  ----------   ----------
  Total...................................... $459,856  $1,134,192   $1,594,048
                                              ========  ==========   ==========

                                  Investments

    Our business strategy clearly recognizes the importance of both underwriting profits and superior investment returns to build shareholder value. We rely on sound underwriting practices to produce investable funds while minimizing underwriting risk. Approximately three-quarters of our investable assets comes from premiums paid by policyholders. Policyholder funds are invested predominately in high quality corporate, government and municipal bonds with relatively short durations. The balance, comprised of shareholder funds, is available to be invested in equity securities, which, over the long run, have produced higher returns relative to fixed income investments. We seek to invest in companies with the potential for appreciation and hold these investments over the long term. We manage the investment portfolio ourselves rather than outsourcing it to third parties.

    Total investment returns include items which affect net income, such as net investment income and realized gains or losses from the sales of investments, as well as items which do not affect net income, such as changes in unrealized holding gains or losses. We do not intend to lower the quality of our investment portfolio in order to enhance or maintain yields. Our focus on long-term total investment returns may result in variability in the level of realized and unrealized investment gains or losses from one period to the next.

    The ultimate success of our investment strategy can be analyzed from the review of total investment returns over several years. The following table presents taxable equivalent total returns before and after the effects of foreign currency movements for the past five years:

Taxable Equivalent Total Returns

                                                                                 Weighted  Weighted
                                                                    Nine Months   Average  Average
                               Years Ended December 31,                Ended     Five Year Ten Year
                          ---------------------------------------  September 30,  Annual    Annual
                           1996    1997    1998    1999     2000       2001       Return*  Return*
                          ------  ------  ------  ------   ------  ------------- --------- --------
Equities................    26.9%   31.4%   13.3%  (10.3)%   26.4%       0.0%      16.0%     16.8%
Fixed maturities........     4.8%    9.2%    7.6%    0.9 %   10.5%       8.5%       7.1%      7.7%
Total portfolio.........     7.5%   12.8%    8.9%   (1.3)%   12.4%       7.2%       8.4%      8.9%
Total portfolio, after
 foreign currency
 effect.................     7.5%   12.8%    8.9%   (1.3)%   11.6%       7.1%       8.1%      8.7%
Ending portfolio balance
 (in millions)..........  $1,142  $1,410  $1,483  $1,625   $3,136     $3,299

--------
* five and ten year weighted average total return at December 31, 2000.

    Our disciplined, value-oriented investment approach has generated solid investment results in 2001 and over a long-term as evidenced by the above table.

    Our fixed maturity portfolio has an average rating of "AA," with 93% rated "A" or better by at least one nationally recognized rating organization at September 30, 2001. Our investment policy is focused on investment grade fixed maturity securities with minimal investments in fixed maturity securities that are unrated or rated below investment grade.

                                   Associates

    At September 30, 2001, we employed 1,606 persons, seven of whom were executive officers. Of that total, our Markel North American operations had 1,034 employees and Markel International had 572 employees.

    As a service organization, our continued profitability and growth are dependent upon the talent and enthusiasm our associates bring to their jobs. We have structured incentive compensation plans and stock purchase plans to encourage associates to achieve corporate objectives and think and act like owners. Associates are offered many opportunities to become shareholders. Every associate eligible to participate in Markel North America's 401(k) plan receives a portion of our contribution in Markel stock and may purchase stock with their own contributions. Stock may be acquired through a payroll deduction plan, and associates have been given the opportunity to purchase stock with loans financed by us with a partially subsidized interest rate. Under our incentive compensation plans, associates may earn a meaningful bonus based on individual, operating unit and company performance. At September 30, 2001, we estimate associates' ownership, including executive officers and directors, at approximately 18% of our outstanding shares. We believe that employee stock ownership and rewarding value-added performance aligns associates' interests with the interests of non-employee shareholders.

                     COMMON SHARE PRICE RANGE AND DIVIDENDS

    Our common shares are listed on the New York Stock Exchange under the symbol "MKL." The following table sets forth the range of the high and low sale prices, as reported on the NYSE Composite Tape, for the periods indicated:

Price Range                                                      High     Low
-----------                                                     ------- -------
1999
  First Quarter................................................ $186.00 $160.00
  Second Quarter............................................... $193.00 $174.00
  Third Quarter................................................ $192.00 $164.00
  Fourth Quarter............................................... $182.06 $143.25
2000
  First Quarter................................................ $171.00 $111.50
  Second Quarter............................................... $154.50 $136.00
  Third Quarter................................................ $155.50 $140.00
  Fourth Quarter............................................... $183.25 $133.50
2001
  First Quarter................................................ $190.50 $159.75
  Second Quarter............................................... $207.47 $181.00
  Third Quarter................................................ $203.50 $162.00
  Fourth Quarter (through November 6, 2001).................... $213.25 $190.00

    On November 6, 2001, the reported last sale price of the common shares on the NYSE was $195.65 per share.

    The number of shareholders of record as of October 31, 2001 was 499.

Dividends

    Our current strategy is to retain earnings, permitting us to take advantage of expansion and acquisition opportunities. Consequently, we have never paid a cash dividend on our common shares and do not anticipate doing so in the future.

                              SELLING SHAREHOLDERS

    The following table sets forth, as of November 6, 2001, information on common share ownership by the selling shareholders.

                                                               Common  Common Shares  Percentage of
                                            Common Shares      Shares  to be          Common
                   Relationship or Position Beneficially Owned Offered Beneficially   shares to be
Name of Selling    with Markel for at least Prior to           for     Owned After    Owned After
Shareholder        the past Three Years     Offering(1)        Sale(2) Offering(1)(2) Offering(1)(2)
---------------    ------------------------ ------------------ ------- -------------- --------------
Anthony F. Markel    President and Chief         375,665(3)    30,000    345,665(3)           3.52%
                     Operating Officer,
                     Director

Gary L. Markel       Director                    355,225(4)    30,000    325,225(3)           3.31%

Steven A. Markel     Vice Chairman,              556,590(5)    30,000    526,590(5)           5.36%
                     Director

Darrell D. Martin    Executive Vice               59,317(6)    10,000     49,317(6)    less than 1%
                     President and Chief
                     Financial Officer,
                     Director

--------
(1) In accordance with SEC rules, beneficial ownership means shared or sole voting or investment power with respect to common shares shown in the table.
(2) In the event the underwriters exercise their option to purchase additional shares in full, Anthony F. Markel, Gary L. Markel and Steven A. Markel will each sell 75,000 shares, will beneficially own after the offering 300,665 shares, 280,225 shares, and 481,590 shares, respectively, and will beneficially own 3.04%, 2.84% and 4.87% of the outstanding common shares, respectively.
(3) Includes 57,483 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 320,730 shares held as trustee for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 5,300 shares held as co-trustee with Gary Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.
(4) Includes 20,345 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 321,230 shares held by the Markel Family Limited Partnership. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 5,300 shares held as co-trustee with Anthony Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his child.
(5) Includes 86,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 24,245 shares held as co-trustee for the benefit of Mr. Kirshner's children, 20,345 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children, 4,040 shares owned by Mr. Steven A. Markel's children and 18,000 shares held as trustee under a trust for non-employee directors under our 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership. Includes 2,600 shares held by a Charitable Remainder Trust for which Mr. Markel is co-trustee and in which he and his wife retain a partial interest. Mr. Markel does not have investment discretion or voting control over any shares held in the trust and accordingly he disclaims beneficial ownership of the shares held by the trust.
(6) Includes 10,000 shares represented by options granted under our 1986 Stock Option Plan which are currently exerciseable. Includes 3,500 shares held by Mr. Martin's wife as to which shares he disclaims beneficial ownership.

    Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of Markel.

               WHERE YOU CAN FIND MORE INFORMATION ABOUT MARKEL

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC's home page at http://www.sec.gov.

    Our common shares are listed on the New York Stock Exchange under the symbol "MKL." Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made by Markel Corporation with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

    Markel Corporation, formerly Markel Holdings, Inc., SEC filings, file no. 001-15811:

      1. Our Annual Report on Form 10-K for the year ended December 31,
  2000;

      2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001;

      3. Our Current Reports on Form 8-K dated March 1, 2001, June 12, 2001, June 5, 2001, October 19, 2001, and October 31, 2001; and

      4. The description of our capital stock contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934.

    Terra Nova (Bermuda) Holdings Ltd., acquired on March 24, 2000, SEC filings, file no. 1-13834:

      1. Annual Report on Form 10-K for the year ended December 31, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail Bruce Kay, Vice President of Investor Relations at bkay@markelcorp.com.

                                  UNDERWRITING

    Markel, the selling shareholders and the underwriters for the offering
named below have entered into an underwriting agreement dated      , 2001 with
respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Salomon Smith Barney Inc. are the representatives of the underwriters.

                          Underwriter                           Number of Shares
                          -----------                           ----------------
Goldman, Sachs & Co. ..........................................
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.......................................
Salomon Smith Barney Inc.......................................
Advest, Inc....................................................
Cochran, Caronia Securities LLC................................
Ferris, Baker Watts, Incorporated..............................
                                                                 --------------
  Total........................................................
                                                                 ==============

    The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below and until such option is exercised.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 135,000 shares from the selling shareholders and an additional 60,000 shares from Markel to cover these sales. They may exercise this option for 30 days. If the underwriters exercise this option for less than the full amount, they will buy additional shares first from the selling shareholders and the remainder, if any, from Markel. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by Markel and the selling shareholders. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                        Paid by Selling
                              Paid by Markel             Shareholders                  Total
                         ------------------------- ------------------------- -------------------------
                         No Exercise Full Exercise No Exercise Full Exercise No Exercise Full Exercise
                         ----------- ------------- ----------- ------------- ----------- -------------
Per Share...............   $            $            $            $            $            $
Total...................   $            $            $            $            $            $

    Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. In addition to the underwriting discounts and commissions in the table above, the underwriters may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or
dealers at a discount of up to     per share from the initial price to public.
If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

    Markel and the selling shareholders have agreed with the underwriters not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.

    The common shares are listed on the NYSE under the symbol "MKL."

    In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from Markel and the selling shareholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. "Naked" short sales are any sales in excess of this option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common shares while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common shares. As a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

    Markel estimates that of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

    Markel and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

    The underwriters have, from time to time, performed, and may in the future perform, certain investment banking and advisory services for us for which they have received, and may receive, customary fees and expenses.

                         VALIDITY OF THE COMMON SHARES

    The validity of the common shares offered in this prospectus supplement will be passed on for us by McGuireWoods LLP, Richmond, Virginia. Leslie A. Grandis, a partner in McGuireWoods LLP, is Secretary and a member of the Board of Directors of our company. As of November 5, 2001, partners of McGuireWoods LLP owned 27,606 of our common shares, or less than 1% of our common shares outstanding on that date. McGuireWoods LLP will also pass on some of the legal matters for the selling shareholders. The validity of the common shares offered in this prospectus supplement will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell may rely as to certain matters on the opinion of McGuireWoods LLP.

PROSPECTUS

                                 $ 650,000,000
                              Markel Corporation

          Common Shares, Preferred Shares, Warrants, Debt Securities,
             Trust Preferred Securities and Related Guarantee and
                   Agreement as to Expenses and Liabilities,
               Share Purchase Contracts and Share Purchase Units

    From time to time, we and Markel Capital Trust II may offer and sell:

    .  common shares,
    .  preferred shares,
    .  warrants,
    .  debt securities,
    . trust preferred securities and related guarantee and agreement as to expenses and liabilities,
    .  share purchase contracts and
    .  share purchase units.

    We will provide specific terms of these securities in supplements to this prospectus. The terms of the securities will include the initial offering price, aggregate amount of the offering, listing on any securities exchange or quotation system, investment considerations and the agents, dealers or underwriters, if any, to be used in connection with the sale of these securities. You should read this prospectus and any supplement carefully before you invest.

    In addition, up to 235,000 of our common shares may be offered by selling security holders.

    Our common shares are traded on the New York Stock Exchange under the symbol "MKL."

    Investing in our securities involves risks. See "Risk Factors" beginning on page 6.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




               The date of this prospectus is October 31, 2001.

                               MARKEL CORPORATION

                                    General

    We market and underwrite specialty insurance products and programs to a variety of niche markets. In each of these markets, we seek to provide quality products and excellent customer service so that we can be a market leader. Our financial goals are to earn consistent underwriting profits and superior investment returns to build shareholder value.

    Markel North America includes the excess and surplus lines segment which is comprised of four underwriting units and the specialty admitted segment which consists of two underwriting units. The excess and surplus lines segment writes property and casualty insurance for nonstandard and hard-to-place risks. The specialty admitted segment writes risks that are unique and hard to place in the standard market but must remain with an admitted insurance company for marketing and regulatory reasons. These underwriting units write specialty program insurance for well-defined niche markets and personal and commercial property and liability coverages.

    Markel International includes two segments: the London Company Market and the Lloyd's Market. The London Company Market consists of the operations of Terra Nova Insurance Company Limited. The Lloyd's Market includes Markel Capital Limited, which is the corporate capital provider for Lloyd's syndicates managed by Markel Syndicate Management Limited. Markel International's operating units write specialty property, casualty, marine and aviation insurance and reinsurance on a worldwide basis. The majority of Markel International's business comes from the United Kingdom and the United States.

    We are a Virginia corporation headquartered at 4521 Highwoods Parkway, Glen Allen, Virginia 23060-6148, telephone number (804) 747-0136.

                               THE CAPITAL TRUST

    Markel Capital Trust II is a statutory business trust newly formed under Delaware law by us, as sponsor for the Capital Trust, and The Chase Manhattan Bank USA, National Association, as trustee. The trust agreement for the Capital Trust will be amended and restated substantially in the form filed as an exhibit to the registration statement, effective when securities of the Capital Trust are initially issued. The amended trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939.

    The Capital Trust exists for the exclusive purposes of

  . issuing two classes of trust securities, trust preferred securities and trust common securities, which together represent undivided beneficial interests in the assets of the Capital Trust;

  . investing the gross proceeds of the trust securities in our junior subordinated debt securities;

  . making distributions; and

  . engaging in only those other activities necessary, advisable or incidental to the purposes listed above.

    The junior subordinated debt securities will be the sole assets of the Capital Trust, and our payments under the junior subordinated debt securities and the agreement as to expenses and liabilities will be the sole revenue of the Capital Trust.

    No separate financial statements of the Capital Trust are included in this prospectus. We consider that these financial statements would not be material to holders of the trust preferred securities because the Capital Trust has no independent operations and the purposes of the Capital Trust are as described above. We do not expect that the Capital Trust will be filing annual, quarterly or special reports with the SEC.

    The principal place of business of the Capital Trust will be c/o Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060.

              Unaudited Pro Forma Condensed Financial Information

    The following unaudited pro forma condensed financial information is based on the historical consolidated statements of operations of Markel for the year ended December 31, 2000 adjusted to give effect to the March 24, 2000 acquisition of Terra Nova Bermuda Holdings Ltd. assuming the acquisition had occurred on January 1, 2000. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable.

    We accounted for the acquisition of Terra Nova using the purchase method of accounting. We allocated the purchase price for the acquisition to tangible and identifiable intangible assets and liabilities based upon management estimates of their fair value with the excess of purchase price over fair value of net assets acquired allocated to goodwill and amortized over 20 years. For purposes of presenting pro forma results, we made no changes in revenues and expenses to reflect the results of any modification to operations that might have been made had the acquisition been consummated on the assumed effective date of the acquisition.

    The unaudited pro forma condensed financial information does not purport to represent what Markel's results of operations would actually have been had the acquisition in fact occurred on January 1, 2000 or to project Markel's results of operations for or at any future period or date.

                               MARKEL CORPORATION

            Pro Forma Condensed Consolidated Statement of Operations
                          Year Ended December 31, 2000

                                                                    Markel and
                               Markel     Terra Nova                Terra Nova
                            ------------ -------------  Pro Forma   ----------
                            (historical) (historical)* Adjustments  Pro Forma
                            ------------ ------------- -----------  ----------
                                  (in thousands, except per share data)
                                               (Unaudited)
OPERATING REVENUES
Earned premiums...........   $  938,543    $142,833     $    --     $1,081,376
Net investment income.....      154,186      20,177       (1,474)A     172,889
Net realized gains
 (losses) from investment
 sales....................        1,478      (3,212)         --         (1,734)
Other.....................          276       1,765          --          2,041
                             ----------    --------     --------    ----------
Total operating revenues..    1,094,483     161,563       (1,474)    1,254,572
                             ----------    --------     --------    ----------
OPERATING EXPENSES
Losses and loss adjustment
 expenses.................      731,531     148,119          --        879,650
Underwriting, acquisition
 and insurance expenses...      339,089      54,078          --        393,167
Amortization of intangible
 assets...................       23,321         672        4,937 B      28,930
                             ----------    --------     --------    ----------
Total operating expenses..    1,093,941     202,869        4,937     1,301,747
                             ----------    --------     --------    ----------
Operating income (loss)...          542     (41,306)      (6,411)      (47,175)
Interest expense..........       52,348       2,862        3,164 C      58,374
                             ----------    --------     --------    ----------
Loss before income taxes..      (51,806)    (44,168)      (9,575)     (105,549)
Income taxes..............      (24,214)    (21,822)       4,573 D     (41,463)
                             ----------    --------     --------    ----------
Loss from continuing
 operations...............   $  (27,592)   $(22,346)    $(14,148)   $  (64,086)
                             ==========    ========     ========    ==========
Loss from continuing
 operations per share:
 Basic....................   $    (3.99)        --           --     $    (8.78)
                             ==========    ========     ========    ==========
 Diluted..................   $    (3.99)        --           --     $    (8.78)
                             ==========    ========     ========    ==========
Weighted average shares:
 Basic....................        6,920         --           --          7,302
                             ==========    ========     ========    ==========
 Diluted..................        6,920         --           --          7,302
                             ==========    ========     ========    ==========

--------
* Represents the period from January 1, 2000 through March 23, 2000. Terra Nova was acquired by Markel Corporation on March 24, 2000 and is included in Markel's results of operations since that date.

      See accompanying Notes to Unaudited Pro Forma Condensed Consolidated
                            Statement of Operations.

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                            1. Basis of presentation

    On March 24, 2000, Markel acquired Terra Nova. The Unaudited Pro Forma Condensed Statement of Operations and related Notes were prepared based on consideration to each Terra Nova shareholder of $13.00 in cash, .07027 of a Markel common share and .07027 of a Markel contingent value right (CVR). Consideration exchanged consisted of the following (in thousands, except per share data):

   Cash.............................................................. $356,500
   Markel common shares and Markel contingent value rights issued to
    Terra Nova shareholders (1,769 shares at $148 00 per share and
    1,769 contingent value rights at $19.00 per right)...............  295,482
                                                                      --------
   Total purchase consideration......................................  651,982
   Direct costs of acquisition.......................................    6,423
                                                                      --------
   Total cost of acquisition.........................................  658,405
   Less: Fair value of Terra Nova net tangible and identifiable intangible assets as of purchase date............................  356,097
                                                                      --------
   Excess of cost over fair value of net assets acquired............. $302,308
                                                                      ========
   The acquisition was funded as follows (in thousands):
   Available cash.................................................... $117,923
   Borrowings under $400 million credit facility.....................  245,000
   Markel common shares and CVRs issued to Terra Nova shareholders...  295,482
                                                                      --------
   Total cost of acquisition......................................... $658,405
                                                                      ========

    The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations is provided to illustrate the effect of the acquisition on Markel and has been prepared using the purchase method of accounting. The unaudited pro forma financial statement reflects how the statement of operations for the year ended December 31, 2000 might have appeared had the acquisition of Terra Nova been consummated on January 1, 2000. Reclassifications of Terra Nova's historical financial statements have been made to conform with Markel's historical presentation.

                                 2. Adjustments

    The accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2000 reflects adjustments which are explained below and are based on assumptions made by management. These adjustments are required to give effect to matters directly attributable to the acquisition. The explanations of these adjustments are as follows:

      (A) Reduction in net investment income due to net cash used in funding the transaction; the rate of return is calculated at 5%. The 5% rate of return is based on historical average yields for Markel's investment portfolio.

      (B) Excess of cost over fair value of net assets acquired is amortized on a straight line basis over 20 years. The estimated life of the business acquired was determined based on the value of the Lloyd's franchise, the investment portfolio's earning power and profitable books of business acquired, as well as the capital requirements and other barriers to entering the business acquired. Effective January 1, 2002, the amortization of goodwill and intangibles with indefinite lives will cease in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets. Because of the extensive effort needed to comply with adopting Statement 142, it is not practicable to reasonably estimate the amount of amortization included in this Unaudited Pro Forma Statement of Operations that will not continue in future periods.

      (C) Interest on borrowed funds under revolving lines of credit is assumed to be 4.50% which is calculated as LIBOR plus 1.25% as specified in the credit facility. For the year ended December 31, 2000, a change of 1/8 percent in the interest rate would result in a change in interest expense and loss from continuing operations of $0.3 million and $0.2 million before and after taxes, respectively. In addition, a fair value adjustment for Terra Nova's long term debt, based on an independent third party quote, is amortized over the remaining lives of those debt instruments.

      (D) Taxes on the reduction in net investment income and increased interest expense pro forma adjustments are calculated at an assumed 35% statutory rate. In addition, as a result of the merger, Terra Nova's operations will be subject to taxation in the United States. Taxes have been recorded for Terra Nova in accordance with United States tax regulations assuming the transaction had occurred on January 1, 2000.

                                  RISK FACTORS

    In addition to the matters addressed in the section entitled "Note On Forward-Looking Statements" and other information included or incorporated in this document, interested investors should consider the following risk factors in determining whether to purchase securities described in this prospectus.

Our Results may be Affected Because Actual Insured Losses Differ From Our Loss Reserves

    Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to us and our payment of that loss. To recognize liabilities for unpaid losses, we establish reserves as balance sheet liabilities representing estimates of amounts needed to pay reported and unreported losses and the related loss adjustment expense. The process of estimating loss reserves is a difficult and complex exercise involving many variables and subjective judgments. As part of the reserving process, we review historical data and consider the impact of various factors such as:

  .  trends in claim frequency and severity,

  .  changes in operations,

  .  emerging economic and social trends,

  .  inflation and

  .  changes in the regulatory and litigation environments.

    This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates.

We may Experience Losses From Catastrophes

    Because we are a property and casualty insurance company, we frequently experience losses from man-made or natural catastrophes. Catastrophes may have a material adverse effect on operations. Catastrophes include windstorms, hurricanes, earthquakes, tornadoes, hail, severe winter weather, fires and may include terrorist events such as the attacks on the World Trade Center and Pentagon on September 11, 2001. We cannot predict how severe a particular catastrophe may be until after it occurs. The extent of losses from catastrophes is a function of the total amount of losses incurred, the number of insureds affected, the frequency of the events and the severity of the particular catastrophe. Most catastrophes occur in small geographic areas. However, some catastrophes may produce significant damage in large, heavily populated areas.

We are Subject to Regulation by Insurance Regulatory Authorities which may Affect Our Ability to Implement Our Business Objectives

    Our insurance subsidiaries are subject to supervision and regulation by the insurance regulatory authorities in the various jurisdictions in which they conduct business. Regulation is intended for the benefit of policyholders rather than shareholders or holders of debt securities. Insurance regulatory authorities have broad regulatory, supervisory and administrative powers relating to solvency standards, licensing, policy rates and forms and the form and content of financial reports. Regulatory actions may affect our ability to implement our business objectives. Also, payment of dividends by our insurance subsidiaries may require prior regulatory notice or approval.

Our Investment Results may be Impacted by Changes in Interest Rates, Government Monetary Policies and General Economic Conditions

    We receive premiums from customers for insuring their risks. We invest these funds until they are needed to pay policyholder claims or until they are recognized as profits. Many of the policies we issue are denominated in foreign currencies. Fluctuations in the value of our investment portfolio can occur as a result of changes in interest rates, government monetary policies and general economic conditions. Our investment results may be impacted by these factors.

Because the risk profile of the business written and the reinsurance program of recent acquisitions is different from ours, we may incur additional charges.


    The risk profile of the business written and reinsurance programs of our recent acquisitions was not wholly consistent with those of our other operations. For example, Terra Nova historically wrote policies with large limits and purchased reinsurance to reduce the net retention to a smaller sum. Such reliance on reinsurance may create credit risk as a result of the reinsurer's inability or unwillingness to pay reinsurance claims when due. We have begun to implement policies to reduce this reliance on reinsurance in the future, but must still account for and collect reinsurance for business written prior to our acquisition. Deterioration in the credit quality of existing reinsurers or disputes over the terms of reinsurance could result in additional charges, which may impact our profitability.

Because loss reserves are estimates based upon historical experience and statistical data, there can be no assurances that the loss reserves for recent acquisitions are adequate and that there will not be any future impact on our financial performance.

    It has long been our policy to establish loss reserves at a level that we believe is more likely to prove redundant rather than deficient. Many other companies in the insurance industry establish loss reserves that are "adequate," often defined as the mid-point of an actuarially determined range, i.e., as likely to be too little as too much. When we acquire a company, we seek to apply our policy over time to the reserving practices of the acquired company. However, because loss reserve estimates are based on historical experience and statistical analyses, we often do not have sufficient information for a period of time following the date of an acquisition to implement this policy immediately. As we continue to gather information and obtain additional experience, we can better implement our approach and, depending on the relevant experience, this may result in additional charges to strengthen reserves.

                       Note On Forward-Looking Statements

    This prospectus contains or incorporates by reference forward-looking statements. Forward-looking statements may be identified by the use of terms such as "believes," "expects," "estimate," "may," "intends," "plan," "will," "should" or "anticipates" or the negative thereof or similar expressions, or by discussions of strategy. We have based our forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties, and assumptions about us, including:

  . uncertainties and changes in government policy, regulatory policy, statutory law or case law with respect to our companies, brokers or customers which can impede our ability to charge adequate rates and efficiently allocate capital;

  . the amount and nature of competition in the insurance industry and the amount of capital within the industry and alternative risk transfer markets;

  .  the occurrence of man-made or natural catastrophic events;

  . changing legal and social trends and the inherent uncertainties of the reserving process;

  .  loss of the services of any of our executive officers;

  . initiatives underway at Markel International to reorganize business units and to evaluate reinsurance programs and exposures which could lead to additional changes and expense;

  .  the impact of US tax laws on our foreign subsidiaries;

  .  changing rates of inflation and other economic conditions;

  .  losses due to foreign currency exchange rate fluctuations;

  .  ability to collect reinsurance recoverables;

  .  changes in the availability, cost or quality of reinsurance;

  . developments in domestic and international financial markets that could affect our investment portfolios;

  . changes in the distribution or placement of risks due to increased consolidation of insurance and reinsurance brokers; and

  .  the effects of mergers, acquisitions and divestitures.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in any supplement to this prospectus might not occur. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The results below include Terra Nova since its acquisition by us on March 24, 2000.

    The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the six month period ended June 30, 2001.

                                       Six Months     Year Ended December 31,
                                          Ended     ---------------------------
                                      June 30, 2001  2000   1999 1998 1997 1996
                                      ------------- ------- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges...      1.5          0.1 3.0  4.4  4.1  5.2
Deficiency in the coverage of fixed
 charges by earnings before fixed
 charges (000's).....................      --       $51,806 --   --   --   --

    The ratio of earnings to fixed charges is computed by dividing pretax income from continuing operations before fixed charges by fixed charges. Fixed charges consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, and that portion of rental expense we believe to be representative of interest.

                                USE OF PROCEEDS

    Unless otherwise indicated in the applicable prospectus supplement, we will use the net proceeds from the sale of securities by us or the Capital Trust to increase the capital of our insurance operations, to repay or refinance our indebtedness, to fund working capital, and for other general corporate purposes, including acquisitions. We will not receive any proceeds from the sale of common shares that may be offered by selling security holders.

                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital consists of 50,000,000 common shares, no par value, and 10,000,000 preferred shares, no par value. At September 30, 2001, 8,618,578 common shares were outstanding. At that date, no preferred shares were outstanding.

                                Preferred Shares

    Our preferred shares are issuable in one or more series from time to time at the direction of the board of directors. The board of directors is authorized, with respect to each series, to fix its:

  . designation,

  . relative rights, including voting, dividend, conversion, sinking fund and redemption rights,

  . preferences, including with respect to dividends and on liquidation, and

  . limitations.

    The board of directors, without shareholder approval, can issue preferred shares with voting and conversion rights that could adversely affect the voting power of the holders of common shares. This right of issuance could be used as a method of preventing a party from gaining control of us.

                                 Common Shares

    Each holder of our common shares is entitled to one vote for each share held of record on each matter submitted to a vote of shareholders. Cumulative voting in the election of directors is not permitted. As a result, the holders of more than 50% of the outstanding shares have the power to elect all directors. The quorum required at a shareholders' meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, the affirmative vote of a majority of the shares voting on the matter at the meeting is required for shareholder approval. However, approval is required by the affirmative vote of more than two-thirds of all shares entitled to vote, whether or not represented at the meeting, in the case of major corporate actions, such as:

  .  a merger,

  .  a share exchange,

  .  the dissolution of Markel,

  .  an amendment to our articles of incorporation, or

  .  the sale of all or substantially all of our assets.

    These provisions, together with our ability to issue preferred shares with disproportionately high voting power could be used to, or have the effect of, preventing or deterring a party from gaining control of Markel, whether or not beneficial to public shareholders, and could discourage tactics that involve an actual or threatened change of control of Markel.

    Subject to the rights of any holders of our preferred shares, the holders of common shares are entitled to receive dividends when, as, and if declared by the board of directors out of funds legally available for that purpose and, in the event of liquidation, dissolution or winding up of Markel, to share ratably in all assets remaining after the payment of liabilities. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to common shares. All common shares outstanding upon the consummation of any offering will be legally issued, fully paid and nonassessable.

    Our transfer agent and registrar for common shares is First Union National Bank.

       Voting Rights with Respect to Extraordinary Corporate Transactions

    Under Virginia law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property, other than in the usual and regular course of business, if the proposed transaction is approved by more than two-thirds of all of the votes entitled to be cast on that matter. A merger or share exchange plan must be approved by each voting group entitled to vote separately on the plan by more than two-thirds of all the votes entitled to be cast on the plan by that voting group. The articles of incorporation may provide for a greater or lesser vote, but not less than a majority of all the votes cast on the transaction by each voting group entitled to vote on the transaction. Our articles of incorporation do not provide for a greater or lesser vote.

                             Anti-takeover Statutes

    Virginia law, except as to companies that elect not to be covered, prohibits the following business combinations between a Virginia corporation and any "interested shareholder:"

  .  mergers and statutory share exchanges;

  . material dispositions of corporate assets not in the ordinary course of business;

  . any dissolution of the corporation proposed by or on behalf of an interested shareholder; or

  . any reclassification, including a reverse stock split, recapitalization or merger of the corporation with its subsidiaries that increases the percentage of voting shares beneficially owned by an interested shareholder by more than 5%.

    An interested shareholder is, among others, a person who is, or an affiliate who was within three years of the transaction, a beneficial owner of more than 10% of any class of the outstanding voting shares of the applicable corporation. In these cases, unless the affiliated transaction satisfies "fair price" criteria or comes within an applicable exemption, the affiliated transaction must be approved by the affirmative vote of a majority of the disinterested directors and by the affirmative vote of the holders of two-thirds of the voting shares other than shares beneficially owned by the interested shareholder. We have not made any election in our articles not to be covered by this provision of the Virginia law.

    Under Virginia law, voting rights for "control shares" must be approved by a corporation's shareholders, not including the shares held by interested parties. "Control shares" are shares whose acquisition entitles the acquiror to between 1/5 and 1/3, between 1/3 and 1/2, or greater than 1/2 of a corporation's voting power. If a shareholder has acquired control shares with a majority of all voting power and these shares have been given voting rights, all other shareholders have dissenters' rights. Virginia law exempts from these provisions acquisitions where the corporation is a party to the governing agreement. We have not made any election not to be governed by these provisions of Virginia law. Our board of directors can elect not to be governed by these provisions at any time before four days after receipt of a control share acquisition notice.

           Insurance Holding Company Regulations on Change of Control

    We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person may acquire any voting security of an insurance holding company which controls an insurance subsidiary, or merge with the holding company. "Control" is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

                            DESCRIPTION OF WARRANTS

    We may issue warrants for the purchase of debt securities, preferred shares or common shares. Warrants may be issued independently or together with debt securities, preferred shares or common shares offered by any prospectus supplement and may be attached to or separate from any of the offered securities. Each warrant will entitle the holder to purchase the principal amount of debt securities or number of preferred shares or common shares, as the case may be, at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. Warrants will be issued under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. If we offer warrants, we will file the warrant agreement relating to the offered warrants as an exhibit to, or incorporate it by reference in the registration statement of which this prospectus is a part.

    The prospectus supplement relating to a particular issue of warrants will describe the terms of the warrants, including the following:

  .  the title of the warrants;

  .  the offering price for the warrants, if any;

  .  the aggregate number of the warrants;

  . the designation and terms of the securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  . the principal amount of debt securities purchasable upon exercise of a warrant, if a debt warrant, and the price at which the principal amount of securities may be purchased upon exercise, which price may be payable in cash, securities, or other property;

  . the date on which the right to exercise the warrants commences and the date on which the right expires;

  . if applicable, the number of common shares or preferred shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  . whether the debt warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  . information with respect to book-entry procedures, if any;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . the antidilution provisions of the warrants, if any;

  . the redemption or call provisions, if any, applicable to the warrants;
    and

  . any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

                         DESCRIPTION OF DEBT SECURITIES

    This section describes the general terms and provisions of the debt securities which may be offered by us from time to time. The prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement.

    We may issue debt securities either separately or together with, or upon the conversion of, or in exchange for, other securities. The debt securities are to be either senior obligations of ours issued in one or more series and referred to herein as the "senior debt securities," subordinated obligations of ours issued in one or more series and referred to herein as the "subordinated debt securities," or our junior subordinated obligations issued in one or more series and referred to herein as the "junior subordinated debt securities." The senior debt securities, the subordinated debt securities and the junior subordinated debt securities are collectively referred to as the "debt securities." We will issue our senior debt securities under a senior indenture, our subordinated debt securities under a subordinated indenture and our junior subordinated debt securities under a junior subordinated indenture. The senior indenture, the subordinated indenture and the junior subordinated indenture are sometimes referred to herein collectively as the "indentures" and each individually as an "indenture." Each indenture will be entered into by us and an independent third party, known as a "trustee," who will be legally obligated to carry out the terms of the indenture. The Chase Manhattan Bank is the trustee under our senior indenture, our subordinated debt indenture and junior subordinated debt indenture. The particular terms of the debt securities offered by any prospectus supplement, and the extent to which the general provisions described below may apply to the offered debt securities, will be described in the prospectus supplement.

    We have summarized certain terms and provisions of the indentures. The summary is not complete. If we refer to particular provisions of the indentures, the provisions, including definitions of certain terms, are incorporated by reference as a part of this summary. The form of indentures are filed as an exhibit to the registration statement of which this prospectus is a part, and are incorporated by reference. The indentures are subject to and governed by the Trust Indenture Act of 1939. You should refer to the applicable indenture for the provisions that may be important to you.

    The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. The subordinated indenture and the junior subordinated indenture are substantially identical, except for certain rights and covenants of ours and provisions relating to the issuance of securities to the Capital Trust.

                                    General

    The indentures will not limit the amount of debt securities that we may issue. We may issue debt securities up to an aggregate principal amount as we may authorize from time to time. Unless otherwise provided in a prospectus supplement, our senior debt securities will be unsecured obligations of ours and will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be unsecured obligations of ours, subordinated in right of payment to the prior payment in full of all senior indebtedness, which term includes the senior debt securities, of ours as described below under "Subordination of the Subordinated and Junior Subordinated Debt Securities" and in the applicable prospectus supplement.

    In the event our junior subordinated debt securities are issued to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust, these junior subordinated debt securities subsequently may be distributed pro rata to the holders of the related preferred securities and common securities in connection with the dissolution of the Capital Trust upon the occurrence of specified events. These events will be described in the prospectus supplement relating to the applicable preferred securities and common securities. Only one series of our junior subordinated debt securities will be issued to the Capital Trust in connection with the issuance of preferred securities and common securities by the Capital Trust.

    The applicable prospectus supplement will describe the terms of any debt securities being offered, including:

  . the designation, aggregate principal amount and authorized denominations;

  . the maturity date or method for determining the maturity date;

  . the interest rate, if any, and the method for calculating the interest rate;

  . the interest payment dates and the record dates for the interest payments;

  . any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertibility provisions;

  . the places where the principal and interest will be payable;

  . if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

  . whether the debt securities will be issued in the form of global securities, as defined below, or certificates;

  . additional provisions, if any, relating to the defeasance and covenant defeasance of the debt securities;

  . whether the debt securities will be issuable in registered form, referred to as the "registered securities," or bearer form, referred to as the "bearer securities" or both and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and the offer, sale and delivery of bearer securities;

  . whether the debt securities will be senior debt securities, subordinated debt securities or junior subordinated debt securities and, if subordinated debt securities or junior subordinated debt securities, the subordination provisions and the applicable definition of "senior indebtedness;"

  . any applicable material federal tax consequences;

  . the dates on which premium, if any, will be payable;

  . our right, if any, to defer payment of interest and the maximum length of such deferral period;

  . any listing on a securities exchange;

  . if convertible into our common shares or preferred shares, the terms on which such debt securities are convertible;

  . the terms, if any, of any guarantee of the payment of principal of, and premium, if any, and interest on debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

  . the terms, if any, of the transfer, mortgage, pledge, or assignment as security for the debt securities of the series of any properties, assets, money, proceeds, securities or other collateral, including whether certain provisions of the Trust Indenture Act are applicable, and any corresponding changes to provisions of the indenture as currently in effect;

  .  the initial public offering price; and

  . other specific terms, including covenants and any additions or changes to the events of default provided for with respect to the debt securities.

    If the purchase price of any debt securities is payable in a currency other than U.S. dollars or if principal of, or premium, if any, or interest, if any, on any of the debt securities is payable in any currency other than U.S. dollars, the specific terms and other information with respect to the debt securities and the foreign currency will be specified in the applicable prospectus supplement.

    Debt securities may be issued as original issue discount securities, as defined in the indentures, to be sold at a substantial discount below their principal amount. Original issue discount securities may include "zero coupon" securities that do not pay any cash interest for the entire term of the securities. In the event of an acceleration of the maturity of any original issue discount security, the amount payable to the holder thereof upon an acceleration will be determined in the manner described in the applicable prospectus supplement. Conditions pursuant to which payment of the principal of the subordinated debt securities may be accelerated will be set forth in the applicable prospectus supplement. Material federal income tax and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

    Under the indentures, the terms of the debt securities of any series may differ and we, without the consent of the holders of the debt securities of any series, may reopen a previous series of debt securities and issue additional debt securities of that series or establish additional terms of that series, unless otherwise indicated in the applicable prospectus supplement.

                                   Covenants

    Under the indentures, we will be required to:

  . pay the principal, interest and any premium on the debt securities when due;

  .  maintain a place of payment;

  . deliver an officer's certificate to the applicable trustee within 120 days after the end of each fiscal year confirming our compliance with our obligations under the applicable indenture; and

  . deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium.

    Any additional covenants will be described in the applicable prospectus supplement.

                Registration, Transfer, Payment and Paying Agent

    Unless otherwise indicated in a prospectus supplement, each series of debt securities will be issued in registered form only, without coupons. We may also issue debt securities in bearer form only, or in both registered and bearer form. Bearer securities will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than to the offices located outside the United States of some United States financial institutions. Purchasers of bearer securities will be subject to certification procedures and may be affected by limitations under United States tax laws. These procedures and limitations will be described in the prospectus supplement relating to the offering of the bearer securities.

    Unless otherwise indicated in a prospectus supplement, registered securities will be issued in denominations of $1,000 or any integral multiple thereof, and bearer securities will be issued in denominations of $5,000.

    Unless otherwise indicated in a prospectus supplement, the principal, premium, if any, and interest, if any, of or on the debt securities will be payable, and debt securities may be surrendered for registration of transfer or exchange, at an office or agency of the trustee in the Borough of Manhattan, The City of New York, provided that payments of interest with respect to any registered security may be made at our option by check mailed to the address of the person entitled to payment or by transfer to an account maintained by the payee with a bank located in the United States. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge and any other expenses that may be imposed in connection with the exchange or transfer.

    Unless otherwise indicated in a prospectus supplement, payment of principal of, premium, if any, and interest, if any, on bearer securities will be made, subject to any applicable laws and regulations, at the office or agency outside the United States as specified in the prospectus supplement and as we may designate from time to time. Unless otherwise indicated in a prospectus supplement, payment of interest due on bearer securities on any interest payment date will be made only against surrender of the coupon relating to the interest payment date. Unless otherwise indicated in a prospectus supplement, no payment of principal, premium or interest with respect to any bearer security will be made at any office or agency in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States; except that if amounts owing with respect to any bearer securities will be payable in U.S. dollars, payment may be made at the corporate trust office of the applicable trustee or at any office or agency designated by us in the Borough of Manhattan, The City of New York, but only if, payment of the full amount of the principal, premium or interest at all offices outside of the United States maintained for this purpose by us is illegal or effectively precluded by exchange controls or similar restrictions.

    Unless otherwise indicated in the applicable prospectus supplement, we will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series of like tenor to be redeemed and ending at the close of business on the day of that selection;

  . register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part;

  . exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor that is simultaneously surrendered for redemption; or

  . issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be so repaid.

             Ranking of Debt Securities; Holding Company Structure

    The senior debt securities will be unsubordinated obligations of ours and will rank equally in right of payment with all other unsubordinated indebtedness of ours. The subordinated and junior subordinated debt securities will be obligations of ours and will be subordinated in right of payment to all existing and future senior indebtedness, as specified in the applicable prospectus supplement. The prospectus supplement will describe the subordination provisions and set forth the definition of "senior indebtedness" applicable to the subordinated and junior subordinated debt securities, and the approximate amount of the senior indebtedness outstanding as of a recent date.

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. Payment of dividends or advances from our insurance subsidiaries may require prior regulatory notice or approval. Holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

                               Global Securities

    The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a "depositary" identified in the prospectus supplement relating to that series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing debt securities, a global debt security may not be transferred except as a whole

  [_] by the depositary to a nominee of the depositary;

  [_] by a nominee of the depositary to the depositary or another nominee of the depositary; or

  [_] by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

    The specific terms of the depositary arrangement with respect to a series of global debt securities and material limitations and restrictions relating to a series of global bearer securities will be described in the applicable prospectus supplement.

                           Redemption and Repurchase

    The debt securities may be redeemable at our option, in whole or in part, or may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption price together with interest as set forth in the applicable prospectus supplement on notice given at least 20 days prior to the date of redemption. Senior and subordinated debt securities may be subject to repurchase by us at the option of the holders upon the terms, at the times and at the price together with interest set forth in the applicable prospectus supplement.

    We must repay the senior and subordinated debt securities at the option of the holders prior to the stated maturity date only if specified in the applicable prospectus supplement. Unless otherwise provided in the prospectus supplement, the senior and subordinated debt securities subject to repayment at the option of the holder will be subject to repayment:

  .  on the specified repayment dates; and

  . at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued to the repayment date.

    For any senior or subordinated debt security to be repaid, the trustee must receive, at its office maintained for that purpose in the Borough of Manhattan, New York City not more than 60 nor less than 30 calendar days prior to the date of repayment:

  . in the case of a certificated senior or subordinated debt security, the certificated senior or subordinated debt security and the form in the senior or subordinated debt security entitled "Option of Holder to Elect Repayment" duly completed; or

  . in the case of a book-entry senior or subordinated debt security, instructions to that effect from the beneficial owner to the securities depositary and forwarded by the securities depositary. Exercise of the repayment option by the holder will be irrevocable.

    Only the securities depositary may exercise the repayment option in respect of beneficial interests in the book-entry senior or subordinated debt securities. Accordingly, beneficial owners that desire repayment in respect of all or any portion of their beneficial interests must instruct the participants through which they own their interests to direct the securities depositary to exercise the repayment option on their behalf. All instructions given to participants from beneficial owners relating to the option to elect repayment will be irrevocable. In addition, at the time the instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the book-entry senior or subordinated debt securities or the global certificate representing the related book-entry senior or subordinated debt securities, on the securities depositary's records, to the trustee.

                            Conversion and Exchange

    The applicable prospectus supplement will set forth the terms, if any, on which debt securities of any series are convertible into or exchangeable for our common shares, preferred shares, or other debt securities. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holders or at our option.

     Absence of Limitation on Indebtedness and Liens; Absence of Event Risk
                                   Protection

    The applicable prospectus supplement will specify any prohibitions on the amount of indebtedness, guarantees or other liabilities that may be incurred by us and any prohibitions on our ability to create or assume liens on our property. Unless otherwise provided in a prospectus supplement, the indentures will not require the maintenance of any financial ratios, or specified levels of our net worth, revenues, income, cash flow or liquidity, and will not contain provisions which would give holders of the debt securities the right to require us to repurchase their debt securities in the event of a takeover, recapitalization or similar restructuring or change in control of Markel.

                    Consolidation, Merger and Sale of Assets

    Each indenture generally permits a consolidation or merger, subject to specified limitations and conditions, between us and another corporation. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation must assume all of our responsibilities and liabilities under the indentures including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. Unless otherwise indicated in the applicable prospectus supplement, we must also deliver an opinion of counsel to the applicable trustee affirming our compliance with all conditions in the applicable indenture relating to the transaction. When the conditions are satisfied, the successor will succeed to and be substituted for us under the applicable indenture, and we will be relieved of our obligations under the applicable indenture and the debt securities issued under it.

                               Events of Default

    Unless otherwise specified in the applicable prospectus supplement, an event of default with respect to any debt securities will include:

  . default for a period of 60 days in payment of any interest with respect to any debt security of that series;

  . default in payment of principal or any premium with respect to any debt security of that series when due upon maturity, redemption, repurchase at the option of the holder or otherwise;

  . default in deposit of any sinking fund payment when due with respect to any debt security of that series for a period of 60 days;

  . default by us in the performance, or breach, of any other covenant or warranty in the applicable indentures other than a covenant or warranty included solely for the benefit of a series of debt securities other than that particular series, which continues for 90 days after notice to us by the applicable trustee or the holders of not less than a fixed percentage in aggregate principal amount of the debt securities of all series issued under the applicable indenture;

  .  specified events of bankruptcy, insolvency or reorganization of us; or

  . any other event of default that may be set forth in the applicable prospectus supplement, including, but not limited to, an event of default based on other debt being accelerated, or "cross-acceleration."

    No event of default with respect to any particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

    Each indenture provides that if an event of default with respect to any series of debt securities issued under the indenture has occurred and is continuing, either the relevant trustee or the holders of at least a fixed percentage in principal amount of the debt securities of the series then outstanding may declare the principal amount, or if any debt securities of the series are original issue discount securities, a lesser amount as may be specified in the applicable prospectus supplement, of all of the debt securities of the series to be due and payable immediately. However, upon specified conditions, the declaration and its consequences may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of all series issued under the applicable indenture.

    The applicable prospectus supplement will provide the terms pursuant to which an event of default will result in an acceleration of the payment of principal of subordinated or junior subordinated debt securities.

    In the case of a default in the payment of principal of, or premium, if any, or interest, if any, on any subordinated or junior subordinated debt securities of any series, the applicable trustee, subject to specified limitations and conditions, may institute a judicial proceeding for collection.

    No holder of any of the debt securities of any series issued under any indenture has any right to institute any proceeding with respect to that indenture or any remedy under that indenture, unless the holders of at least a fixed percentage in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the applicable trustee to institute a proceeding as trustee, the applicable trustee has failed to institute a proceeding within 60 days after receipt of the notice and the applicable trustee has not within the 60-day period received directions inconsistent with the written request by holders of a majority in principal amount of the outstanding debt securities of the series. These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of the principal of, premium, if any, or any accrued and unpaid interest on, the debt security on or after the respective due dates expressed in the debt security.

    Subject to the provisions of the applicable indenture relating to the duties of the applicable trustee, if an event of default occurs and is continuing, the applicable trustee is not under any obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders unless those holders have offered to the applicable trustee reasonable security or indemnity. Subject to provisions concerning the rights of the applicable trustee, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the applicable trustee with respect to that series.

    The applicable trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers the withholding of notice to be in the best interests of the holders. Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under the indentures at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the applicable trustee, or exercising any power conferred upon the applicable trustee, for any series of debt securities.

    We are required to furnish to the trustees annually a statement as to compliance with all conditions and covenants under the indentures.

                            Modification and Waivers

    From time to time, we, when authorized by resolutions of our board of directors, and the applicable trustee, without the consent of the holders of debt securities of any series, may amend, waive or supplement the indentures and the debt securities of the series for specified purposes, including, among other things:

  . to cure ambiguities, defects or inconsistencies;

  . to provide for the assumption of our obligations to holders of the debt securities of the series in the case of a merger, consolidation, conveyance or transfer;

  . to add to our events of default or our covenants or to make any change that would provide any additional rights or benefits to the holders of the debt securities of that series;

  . to add or change any provisions of the indenture to facilitate the issuance of bearer securities;

  . to establish the form or terms of debt securities of any series and any related coupons;

  . to secure the debt securities of that series;

  . to maintain the qualification of the indentures under the Trust
    Indenture Act;

  . to make any change that does not adversely affect the rights of any holder;

  . to appoint a successor trustee; or

  . to make provisions with respect to the conversion or exchange rights of holders.

    Other amendments and modifications of the indentures or the related debt securities may be made by us and the applicable trustee with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of each series that would be affected, with each series voting as a separate class; provided that no modification or amendment may, without the consent of the holder of each outstanding debt security that would be affected:

  . reduce the principal amount of, or change the stated maturity of the principal of, or reduce the rate or modify the calculation of the rate of interest of the debt securities or any additional amounts, or any premium payable upon the redemption or repayment or otherwise, or change our obligation to pay additional amounts;

  . reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity, or the amount provable in bankruptcy;

  . adversely affect the right of repayment at the option of any holder of the debt securities;

  . change the place of payment, currency in which the principal of, any premium or interest on, or any additional amounts with respect to debt securities are payable;

  . impair the right of any holder of the debt securities to institute suit for the enforcement of any payment on the debt securities or after the stated maturity, or, in the case of redemption, on or after the redemption date or, in the case of repayment at the option of any holder of the debt securities, on or after the repayment date;

  . reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holder is required for any supplemental indenture, or the consent of whose holder is required for any waiver of specified defaults hereunder and their consequences provided for in the indentures;

  . reduce the requirements of quorum or voting under the indentures;

  . make any change that adversely affects the right to convert or exchange any of the debt securities for capital stock or other securities in accordance with its terms; or

  . modify the above provisions, except as permitted by the applicable indenture.

    The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive compliance by us with specified restrictive provisions of the relevant indenture, including any other restrictive covenants, if any, that may be set forth in the applicable prospectus supplement. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to debt securities of that series and its consequences, except a default in the payment of the principal of, or premium, if any, or interest, if any, on any debt securities of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of a larger fixed percentage or by the holder of each outstanding debt security of the series affected.

                            Satisfaction; Discharge

    Except as described in this section, we may discharge all of our obligations to holders of the debt securities issued under the indentures, which debt securities have not already been delivered to the applicable trustee for cancellation and which either have become due and payable or are by their terms due and payable within one year, or are to be called for redemption within one year, by depositing with the applicable trustee an amount certified to be sufficient to pay when due the principal, interest and premium, if any, on all outstanding debt securities. However, some of our obligations under the indentures will survive, including with respect to the following:

  . remaining rights to register the transfer, conversion, substitution or exchange of debt securities of the applicable series;

  . rights of holders to receive payments of principal of, and any interest on, the debt securities of the applicable series, and other rights, duties and obligations of the holders of debt securities with respect to any amounts deposited with the applicable trustee; and

  . the rights, obligations and immunities of the applicable trustee under the applicable indenture.

                                   Defeasance

    We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the applicable trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the applicable indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

    Under federal income tax law as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. We urge prospective investors to consult their own tax advisers as to the consequences of a discharge, including the applicability and effect of tax laws other than the federal income tax law.

                                 Governing Law

    The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

                             Regarding the Trustees

    The Trust Indenture Act contains limitations on the rights of a trustee, should it become a creditor of ours, to obtain payment of claims in some cases or to realize on some property received by it in respect of those claims, as security or otherwise. Each trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if that trustee acquires any conflicting interest it must eliminate that conflict upon the occurrence of an event of default under the relevant indenture, or else resign.

    The Chase Manhattan Bank is the trustee under our senior indenture, subordinated indenture and junior subordinated indenture. It is also the property trustee and guarantee trustee and the The Chase Manhattan Bank USA, National Association is the Delaware trustee for the Capital Trust. We and some of our affiliates maintain banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and of some of our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates. The Chase Manhattan Bank administers its corporate trust business at 450 West 33rd Street, New York, New York 10001,
Attention: Capital Markets Fiduciary Services.

   Subordination of the Subordinated and Junior Subordinated Debt Securities

    Each series of subordinated and junior subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the applicable indenture, to all senior indebtedness as defined below. If:

  . we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;

  . a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any senior indebtedness; or

  . the maturity of any senior indebtedness has been accelerated because of a default on that senior indebtedness,

then the holders of senior indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that senior indebtedness, and, in the case of the second and third instances, of all amounts due on that senior indebtedness, or we will make provision for those payments, before the holders of any subordinated or junior subordinated debt securities have the right to receive any payments of principal or interest on their subordinated or junior subordinated debt securities.

    Senior indebtedness means, with respect to any series of subordinated or junior subordinated debt securities, the principal, premium, interest and any other payment in respect of any of the following:

  . all of our indebtedness for borrowed or purchased money whether or not it is evidenced by notes, debentures, bonds or other written instruments;

  . our obligations for reimbursement under letters of credit, banker's acceptances, security purchase facilities or similar facilities issued for our account;

  . capitalized lease obligations;

  . any of our other indebtedness or obligations with respect to commodity contracts, interest rate commodity and currency swap agreements and other similar agreements or arrangements; and

  . all indebtedness of others of the kinds described in the preceding categories which we have assumed or guaranteed.

    Senior indebtedness will be entitled to the benefits of the subordination provisions in the subordinated indenture irrespective of the amendment, modification or waiver of any term of the senior indebtedness. We may not amend the subordinated or junior subordinated indenture to change the subordination of any outstanding subordinated or junior subordinated debt securities without the consent of each holder of senior indebtedness that the amendment would adversely affect.

    The subordinated indenture does not limit the amount of senior indebtedness that we may issue.

          Additional Terms of the Junior Subordinated Debt Securities

     Additional Covenants Applicable to Junior Subordinated Debt Securities

    Under the junior subordinated indenture, we will:

  . maintain 100% ownership of the Capital Trust while the junior subordinated debt securities remain outstanding; and

  . pay to the Capital Trust any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other taxing authority on that Capital Trust, so that the net amounts received and retained by the Capital Trust, after paying any taxes, duties, assessments or other governmental charges, will be not less than the Capital Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

                    Option to Extend Interest Payment Period

    We can defer interest payments by extending the interest payment period for the number of consecutive extension periods specified in the applicable prospectus supplement (each, an extension period). Other details regarding the extension period will also be specified in the applicable prospectus supplement. No extension period may extend beyond the maturity of the junior subordinated debt securities. At the end of the extension period(s), we will pay all interest then accrued and unpaid, together with interest compounded quarterly at the rate for the junior subordinated debt securities, to the extent permitted by applicable law.

    During any extension period, we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. Also we will not make any payments, redeem or repurchase any debt securities of equal or junior rank to the junior subordinated debt securities or make any guarantee payments on any such debt securities. We may, however, make the following types of distributions:

  . dividends paid in common shares;

  . dividends in connection with the implementation of a shareholder rights plan;

  . payments to a trust holding securities of the same series under a guarantee;

  . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement or in connection with a dividend reinvestment plan, or

  . issuances resulting from the reclassification, exchange or conversion of shares of capital stock.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following is a summary of the principal terms of the trust preferred securities. The form of amended trust agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, or is incorporated by reference. The terms of the trust preferred securities will include those stated in the amended trust agreement and those made part of the amended trust agreement by the Trust Indenture Act.

                                    General

    The Capital Trust will exist until terminated as provided in its amended trust agreement. Except under specified circumstances, we will be entitled to appoint, remove, or replace trustees, who will conduct the business and affairs of the Capital Trust. The trustees of the Capital Trust will consist of:

  . two employees, officers or affiliates of Markel as administrative trustees;

  . a financial institution unaffiliated with us that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, under the terms set forth in a prospectus supplement (the property trustee); and

  . one trustee with its principal place of business or who resides in the State of Delaware and who will act under the terms set forth in a prospectus supplement.

    The amended trust agreement will authorize the administrative trustees to issue, on behalf of the Capital Trust, two classes of trust securities, trust preferred securities and trust common securities, each of which will have the terms described in this prospectus and in the applicable prospectus supplement. We will own all of the trust common securities. The trust common securities will rank equally in right of payment, and payments will be made on the trust common securities, proportionately with the trust preferred securities. However, if an event of default occurs and is continuing under the amended trust agreement, the rights of the holders of the trust common securities to payment for distributions and payments upon liquidation, redemption and otherwise, will be subordinated to the rights of the holders of the trust preferred securities. We will acquire, directly or indirectly, trust common securities in a total liquidation amount of approximately 3% of the total capital of the Capital Trust.

    The proceeds from the sale of the trust preferred securities will be used by the Capital Trust to purchase our junior subordinated debt securities. These junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the trust securities. We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Capital Trust has funds available to make those payments and has not made the payments. See "Description of the Guarantee."

    The assets of the Capital Trust available for distribution to the holders of trust preferred securities will be limited to payments from us under the junior subordinated debt securities held by the Capital Trust. If we fail to make a payment on the junior subordinated debt securities, the Capital Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

    The guarantee, when taken together with our obligations under the junior subordinated debt securities, the subordinated indenture and the amended trust agreement, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by the Capital Trust.

    The trust preferred securities will have the terms, including distributions, redemption, voting, liquidation rights and other preferred, deferred or other special rights or restrictions that will be described in the amended trust agreement or made part of the amended trust agreement by the Trust Indenture Act or the Delaware Business Trust Act. The terms of the trust preferred securities will mirror the terms of the junior subordinated debt securities held by the Capital Trust. In other words, the distribution rate and the distribution payment dates and other payment dates for the trust preferred securities will correspond to the interest rate and interest payment dates and other payment dates on the junior subordinated debt securities. Holders of trust preferred securities have no preemptive or similar rights.

                       Provisions of a Particular Series

    The Capital Trust may issue only one series of trust preferred securities. The applicable prospectus supplement will set forth the principal terms of the trust preferred securities that will be offered, including:

  . the annual distribution rate(s) or method of determining such rate(s), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

  .  the date from which distributions will be cumulative;

  . the optional redemption provisions, if any, including the prices, time periods and other terms and conditions on which the trust preferred securities will be purchased or redeemed, in whole or in part;

  . the terms and conditions, if any, upon which the junior subordinated debt securities and the related guarantee may be distributed to holders of those trust preferred securities;

  . any securities exchange on which the trust preferred securities will be listed;

  . whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depository for those global certificates and the specific terms of the depositary arrangements; and

  . any other relevant rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

    The interest rate and interest and other payment dates of junior subordinated debt securities issued to the Capital Trust will correspond to the rate at which distributions will be paid and the distribution and other payment dates of the trust preferred securities of that Trust.

                                   Extensions

    We have the right under the junior subordinated indenture to defer payments of interest on the junior subordinated debt securities by extending the interest payment period from time to time on the junior subordinated debt securities. The administrative trustees will give the holders of the trust preferred securities notice of any extension period upon their receipt of notice from us. If distributions are deferred, the deferred distributions and accrued interest will be paid to holders of record of the trust preferred securities as they appear on the books and records of the Capital Trust on the record date next following the termination of such deferral period. See "Additional Terms of Junior Subordinated Debentures--Option to Extend Interest Payment Period."

                                 Distributions

    Distributions on the trust preferred securities will be made on the dates payable to the extent that the Capital Trust has funds available for the payment of distributions in the property account. The Capital Trust's funds available for distribution to the holders of the trust securities will be limited to payments received from us on the junior subordinated debt securities. We have guaranteed the payment of distributions out of monies held by the Capital Trust to the extent set forth under "Description of the Guarantee."

    Distributions on the trust preferred securities will be payable to the holders named on the securities register of the Capital Trust at the close of business on the relevant record dates, which, as long as the trust preferred securities remain in book-entry only form, will be one business day before the relevant payment dates. Distributions will be paid through the property trustee who will hold amounts received in respect of the junior subordinated debt securities in the property account for the benefit of the holders of the trust securities. If the trust preferred securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the trust preferred securities are listed and, if none, the administrative trustees will have the right to select relevant record dates, which will be more than 14 days but less than 60 days before the relevant payment dates. If any date on which distributions are to be made on the trust preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day which is a business day and without any interest or other payment in respect of that delay, except that, if that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the record date.

               Mandatory Redemption of Trust Preferred Securities

    The trust preferred securities have no stated maturity date, but will be redeemed upon the maturity of the junior subordinated debt securities or to the extent the junior subordinated debt securities are redeemed before maturity. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement and may be redeemed at any time, in whole but not in part, in certain circumstances upon the occurrence of a Tax Event or an Investment Company Event as described under "Special Event Redemption."

    Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all the outstanding trust securities at the Redemption Price. Upon the redemption of the junior subordinated debt securities, either at our option or as a result of a Tax Event or an Investment Company Event, the proceeds from the redemption will simultaneously be applied to redeem trust securities having a total liquidation amount equal to the total principal amount of the junior subordinated debt securities so redeemed at the redemption price; provided, that holders of trust securities will be given not less than 20 nor more than 60 days' notice of the redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

                            Special Event Redemption

    Both a Tax Event and an Investment Company Act Event constitute Special Events for purposes of the redemption provisions described in the preceding paragraph.

    A Tax Event means that the administrative trustees have received an opinion of independent tax counsel experienced in those matters to the effect that, as a result of any amendment to, change or announced proposed change in:

  . the laws or regulations of the United States or any of its political subdivisions or taxing authorities, or

  . any official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations,

which amendment or change becomes effective or proposed change, pronouncement, action or decision is announced on or after the date the trust preferred securities are issued and sold, there is more than an insubstantial risk that:

  . the Capital Trust is or within 90 days would be subject to U.S. federal income tax with respect to income accrued or received on the junior subordinated debt securities,

  . interest payable to the Capital Trust on the junior subordinated debt securities is not or within 90 days would not be deductible, in whole or in part, by us for U.S. federal income tax purposes, or

  . the Capital Trust is or within 90 days would be subject to a material amount of other taxes, duties or other governmental charges.

    Investment Company Event means that the administrative trustees have received an opinion of a nationally recognized independent counsel to the effect that, as a result of an amendment to or change in the Investment Company Act or regulations thereunder on or after the date the trust preferred securities are issued and sold, there is more than an insubstantial risk that the Capital Trust is or will be considered an investment company and be required to be registered under the Investment Company Act.

                             Redemption Procedures

    The Capital Trust may not redeem fewer than all the outstanding trust securities unless all accrued and unpaid distributions have been paid on all trust securities for all distribution periods terminating on or before the date of redemption. If fewer than all of the outstanding trust securities are to be redeemed, the trust securities will be redeemed proportionately.

    If the Capital Trust gives a notice of redemption in respect of the trust securities (which notice will be irrevocable), and if we have paid to the property trustee a sufficient amount of cash in connection with the related redemption or maturity of the junior subordinated debt securities, then, by 12:00 noon New York City time on the redemption date, the property trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable redemption price and will give the depositary irrevocable instructions and authority to pay the redemption price to the holders of the trust preferred securities, and the paying agent will pay the applicable redemption price to the holders of the trust common securities by check. If notice of redemption has been given and funds deposited as required, then, immediately before the close of business on the date of the deposit, distributions will cease to accrue and all rights of holders of trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the redemption price but without interest on the redemption price. If any date fixed for redemption of trust preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of any such delay, except that, if that business day falls in the next calendar year, payment will be made on the immediately preceding business day. If payment of the redemption price in respect of trust preferred securities is improperly withheld or refused and not paid either by the Capital Trust or by us under the guarantee, distributions on the trust preferred securities will continue to accrue at the then applicable rate from the original redemption date to the date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the redemption price.

    Subject to the foregoing and applicable law, including, without limitation, U.S. federal securities laws, we or our subsidiaries may at any time, and from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

            Distribution of the Junior Subordinated Debt Securities

    We will have the right at any time to dissolve the Capital Trust and, after satisfaction of the liabilities of creditors of the Capital Trust as provided by applicable law, to cause junior subordinated debt securities to be distributed to the holders of the trust preferred securities in a total stated principal amount equal to the total stated liquidation amount of the trust preferred securities then outstanding. Before any such dissolution, we will obtain any required regulatory approvals. The right to dissolve the trust and distribute the junior subordinated debt securities will be conditioned on our receipt of an opinion rendered by an independent tax counsel that the distribution would not result in the recognition of gain or loss for federal income tax purposes by the holders.

                   Liquidation Distribution Upon Dissolution

    The amended trust agreement will state that the Capital Trust will be dissolved:

  .upon our bankruptcy;

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

  . upon the filing of a certificate of dissolution or its equivalent with respect to us;

  . upon the filing of a certificate of cancellation with respect to the Capital Trust after obtaining the consent of at least a majority in liquidation amount of the trust preferred securities, voting together as a single class;

  . 90 days after the revocation of our charter, but only if the charter is not reinstated during that 90-day period;

  . upon the distribution of the related junior subordinated debt securities directly to the holders of the trust securities;

  .  upon the redemption of all of the trust securities; or

  .  upon entry of a court order for the dissolution of us or the Capital
     Trust.

Upon a dissolution, after the Capital Trust pays all amounts owed to creditors, the holders of the trust preferred securities will be entitled to receive:

  . cash equal to the total liquidation amount of the trust preferred security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions to the date of payment, or

  . junior subordinated debt securities in a total principal amount equal to the total liquidation amount of the trust preferred securities.

    If the Capital Trust cannot pay the full amount due on its trust securities because insufficient assets are available for payment, then the amounts payable by the Capital Trust on its trust securities will be paid proportionately. However, if an event of default under the related amended trust agreement occurs, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities. Under certain circumstances involving the dissolution of the Capital Trust, subject to obtaining any required regulatory approval, junior subordinated debt securities will be distributed to the holders of the trust securities in liquidation of the Capital Trust.

                            Trust Enforcement Events

    An event of default under the junior subordinated indenture relating to the junior subordinated debt securities will be an event of default under the amended trust agreement (a trust enforcement event). See "Description of Debt Securities--Events of Default."

    In addition, the voluntary or involuntary dissolution, winding up or termination of the Capital Trust is also a trust enforcement event, except in connection with:

  . the distribution of the junior subordinated debt securities to holders of the trust securities of the Capital Trust,

  .  the redemption of all of the trust securities of the Capital Trust, or

  . mergers, consolidations or amalgamations permitted by the amended trust agreement of the Capital Trust.

    Under the amended trust agreement, the holder of the trust common securities will be deemed to have waived any trust enforcement event with respect to the trust common securities until all trust enforcement events with respect to the trust preferred securities have been cured, waived or otherwise eliminated. Until all trust enforcement events with respect to the trust preferred securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the trust preferred securities and only the holders of the trust preferred securities will have the right to direct the property trustee with respect to certain matters under the amended trust agreement and the junior subordinated indenture. If any trust enforcement event with respect to the trust preferred securities is waived by the holders of the trust preferred securities as provided in the amended trust agreement, under the amended trust agreement the holders of trust common securities have agreed that the waiver also constitutes a waiver of the trust enforcement event with respect to the trust common securities for all purposes under the amended trust agreement without any further act, vote or consent of the holders of trust common securities.

    We and the administrative trustees must file annually with the property trustee a certificate evidencing compliance with all the applicable conditions and covenants under the amended trust agreement.

    Upon the occurrence of a trust enforcement event the property trustee, as the sole holder of the junior subordinated debt securities, will have the right under the junior subordinated indenture to declare the principal of, interest and premium, if any, on the junior subordinated debt securities to be immediately due and payable.

    If the property trustee fails to enforce its rights under the amended trust agreement or the junior subordinated indenture to the fullest extent permitted by law and subject to the terms of the amended trust agreement and the junior subordinated indenture, any holder of trust preferred securities may sue us, or seek other remedies, to enforce the property trustee's rights under the amended trust agreement or the junior subordinated indenture without first instituting a legal proceeding against the property trustee or any other person. If a trust enforcement event occurs and is continuing as a result of our failure to pay principal of or interest or premium, if any, on the junior subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue us or seek other remedies, to collect its proportionate share of payments owned. See "Relationship Among the Trust Preferred Securities, The Guarantee and the Junior Subordinated Debentures Held by the Trust."

                      Removal and Replacement of Trustees

    Only the holders of trust common securities have the right to remove or replace the trustees of the Capital Trust, except that while an event of default in respect of the junior subordinated debt securities has occurred or is continuing, the holders of a majority of the trust preferred securities will have this right. The resignation or removal of any trustee and the appointment of a successor trustee will be effective only on the acceptance of appointment by the successor trustee in accordance with the provisions of the amended trust agreement.

         Mergers, Consolidations or Amalgamations of the Capital Trust

    The Capital Trust may not consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other corporation or other body (each, a merger event), except as described below. The Capital Trust may, with the consent of a majority of its administrative trustees and without the consent of the holders of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by another trust, provided that the following conditions are met:

  .  the successor entity either

  . assumes all of the obligations of the Capital Trust relating to its trust securities, or

   . substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption and otherwise;

  . we acknowledge a trustee of the successor entity who has the same powers and duties as the property trustee of the Capital Trust, as the holder of the junior subordinated debt securities;

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

  . the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same securities exchange or other organization that the trust preferred securities are then listed;

  . the merger event does not cause the trust preferred securities or successor securities to be downgraded by any nationally recognized rating agency;

  . the merger event does not adversely affect the rights, preferences and privileges of the holders of the trust securities or successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity;

  .  the successor entity has a purpose identical to that of the Capital
     Trust;

  . before the merger event, we have received an opinion of counsel from a nationally recognized law firm stating that

   . the merger event does not adversely affect the rights of the holders of the trust preferred securities or any successor securities in any material way, other than with respect to any dilution of the holders' interest in the new entity, and

   . following the merger event, neither the Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

  . we guarantee the obligations of the successor entity under the successor securities in the same manner as in the guarantee.

    In addition, unless all of the holders of the trust preferred securities and trust common securities approve otherwise, the Capital Trust will not consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if, in the opinion of a nationally recognized tax counsel experienced in such matters, the transaction would cause the Capital Trust or the successor entity to be classified other than as a grantor trust for U.S. federal income tax purposes.

                  Voting Rights; Amendment of Trust Agreement

    The holders of trust preferred securities have no voting rights except as discussed under "Mergers, Consolidations or Amalgamations of the Trust and Description of the Guarantee--Amendments," and as otherwise required by law and the amended trust agreement.

    The amended trust agreement may be amended if approved by a majority of the administrative trustees of the Capital Trust. However, if any proposed amendment provides for, or the administrative trustees otherwise propose to effect,

  . any action that would adversely affect the powers, preferences or special rights of the trust securities, whether by way of amendment to the amended trust agreement or otherwise, or

  . the dissolution, winding-up or termination of the Capital Trust other than under the terms of its amended trust agreement,

then the holders of the trust preferred securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal will only be effective if approved by at least a majority in liquidation amount of the trust preferred securities affected by the amendment or proposal.

    No amendment may be made to the amended trust agreement if that amendment would:

  . cause the Capital Trust to be characterized as other than a grantor trust for U.S. federal income tax purposes;

  . reduce or otherwise adversely affect the powers of the property trustee; or

  . cause the Capital Trust to be deemed to be an investment company which is required to be registered under the Investment Company Act.

    The holders of a majority of the total liquidation amount of the trust preferred securities have the right to:

  . direct the time, method and place of conducting any proceeding for any remedy available to the property trustee; or

  . direct the exercise of any trust or power conferred upon the property trustee under the amended trust agreement, including the right to direct the property trustee, as the holder of the junior subordinated debt securities, to

     . exercise the remedies available under the junior subordinated indenture with respect to the junior subordinated debt securities,

     . waive any event of default under the junior subordinated indenture that is waivable, or

     . cancel an acceleration of the principal of the junior subordinated debt securities.

    In addition, before taking any of the foregoing actions, the property trustee must obtain an opinion of counsel stating that, as a result of that action, the Capital Trust will continue to be classified as a grantor trust for U.S. federal income tax purposes.

    As described in the form of amended trust agreement, the property trustee may hold a meeting to have holders of trust preferred securities vote on a change or have them approve a change by written consent.

    If a vote by the holders of trust preferred securities is taken or a consent is obtained, any trust preferred securities owned by us or any of our affiliates will, for purposes of the vote or consent, be treated as if they were not outstanding, which will have the following consequences:

  . we and any of our affiliates will not be able to vote on or consent to matters requiring the vote or consent of holders of trust preferred securities; and

  . any trust preferred securities owned by us or any of our affiliates will not be counted in determining whether the required percentage of votes or consents has been obtained.

                  Information Concerning the Property Trustee

    For matters relating to compliance with the Trust Indenture Act, the property trustee will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee, other than during the occurrence and continuance of a trust enforcement event, undertakes to perform only the duties that are specifically described in the amended trust agreement and, upon a trust enforcement event, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers given it by the applicable amended trust agreement at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer such an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following a trust enforcement event.

               Information Concerning the Administrative Trustees

    The administrative trustees are authorized and directed to conduct the affairs of and to operate the Capital Trust in a way that:

  . will not cause it to be deemed to be an investment company required to be registered under the Investment Company Act;

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

  . will cause it to be classified as a grantor trust for U.S. federal income tax purposes; and

  . will cause the junior subordinated debt securities it holds to be treated as our indebtedness for U.S. federal income tax purposes.

    We and the administrative trustees are authorized to take any action, so long as it is consistent with applicable law or the certificate of trust or amended trust agreement, that we and the administrative trustees determine to be necessary or desirable for those purposes.

                         DESCRIPTION OF THE GUARANTEE

    We will execute the guarantee for the benefit of the holders of the trust preferred securities.

    The Chase Manhattan Bank will act as guarantee trustee under the guarantee. The guarantee trustee will hold the guarantee for the benefit of the holders of the trust preferred securities.

    The following description of the guarantee is only a summary. The form of guarantee is an exhibit to the registration statement.

                                    General

    We will irrevocably and unconditionally agree under the guarantee to pay the guarantee payments, to the extent specified in the guarantee, to the holders of the trust preferred securities, but only to the extent that the guarantee payments are not paid by or on behalf of the Capital Trust. We are required to pay the guarantee payments to the extent specified in the guarantee regardless of any defense, right of set-off or counterclaim that we may have or may assert against any person.

    The following payments and distributions on the trust preferred securities are guarantee payments:

  . any accrued and unpaid distributions required to be paid on the trust preferred securities of the Capital Trust, but only to the extent that the Capital Trust has funds legally and immediately available for those distributions;

  . the redemption price for any trust preferred securities that the Capital
    Trust calls for redemption, including all accrued and unpaid distributions to the redemption date, but only to the extent that the Capital Trust has funds legally and immediately available for the payment; and

  . upon a dissolution, winding-up or termination of the Capital Trust, other than in connection with the distribution of junior subordinated debt securities to the holders of trust securities of the Capital Trust or the redemption of all the trust preferred securities of the Capital Trust, the lesser of:

   . the sum of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities of the Capital Trust to the payment date, to the extent that the Capital Trust has funds legally and immediately available for the payment; and

   . the amount of assets of the Capital Trust remaining available for distribution to holders of the trust preferred securities of the Capital Trust in liquidation of the Capital Trust.

    We may satisfy our obligation to make a guarantee payment by making that payment directly to the holders of the trust preferred securities or by causing the Capital Trust to make the payment to those holders.

    The guarantee will be a full and unconditional guarantee, subject to certain subordination provisions, of the guarantee payments with respect to the trust preferred securities from the time of issuance of those trust preferred securities, except that the guarantee will only apply to the payment of distributions and other payments on the trust preferred securities when the Capital Trust has sufficient funds legally and immediately available to make those distributions or other payments.

    If we do not make the required payments on the junior subordinated debt securities that the property trustee holds under the Capital Trust, the Capital Trust will not make the related payments on its trust preferred securities.

                                 Subordination

    Our obligations under the guarantee will be unsecured obligations of Markel. Those obligations will rank:

  . subordinate and junior in right of payment to all of our other liabilities, other than obligations or liabilities that rank equal in priority or subordinate by their terms;

  . equal in priority with the junior subordinated debt securities that we may issue and similar guarantees; and

  . senior to our common shares.

    The guarantee will be a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us, as guarantor, to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity.

    The terms of the trust preferred securities will provide that each holder of the trust preferred securities, by accepting those trust preferred securities, agrees to the subordination provisions and other terms of the guarantee.

                                   Amendments

    We may amend the guarantee without the consent of any holder of the trust preferred securities if the amendment does not materially and adversely affect the rights of those holders. We may otherwise amend the guarantee with the approval of the holders of at least 50% of the outstanding trust preferred securities to which that guarantee relates.

                                  Termination

    The guarantee will terminate and be of no further effect when:

  . the redemption price of the trust preferred securities is fully paid;

  . we distribute the related junior subordinated debt securities to the holders of those trust preferred securities; or

  . the amounts payable upon liquidation of the Capital Trust are fully paid.

    The guarantee will remain in effect or will be reinstated if at any time any holder of the trust preferred securities must restore payment of any sums paid to that holder with respect to the trust preferred securities or under the guarantee.

                               Material Covenants

    We will covenant that, so long as any trust preferred securities remain outstanding, if there is an event of default under the guarantee or the amended trust agreement:

  . we will not make distributions related to our debt securities that rank equally with or junior to the junior subordinated debt securities, including any payment of interest, principal or premium, or repayments, repurchases or redemptions; and

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

  . we will not make distributions related to our capital stock, including dividends, redemptions, repurchases, liquidation payments, or guarantee payments. We may, however, make the following types of distributions:

   . dividends paid in common shares;

   . dividends in connection with the implementation of a shareholder rights plan;

   . payments to a trust holding securities of the same series under a guarantee; and

   . repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants.

    Because we are a holding company that conducts all of our operations through our subsidiaries, our ability to meet our obligations under the guarantee is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us. The Capital Trust, as holder of the guarantee and the junior subordinated debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, guarantee holders and any preferred shareholders.

                               Events of Default

    An event of default will occur under the guarantee if we fail to perform any of our payment obligations under the guarantee. The holders of a majority of the trust preferred securities of any series may waive any such event of default and its consequences on behalf of all of the holders of the trust preferred securities of that series. The guarantee trustee is entitled to enforce the guarantee for the benefit of the holders of the trust preferred securities of a series if an event of default occurs under the guarantee.

    The holders of a majority of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power that the guarantee trustee holds under the guarantee. Any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce that holder's rights under the guarantee without first instituting a legal proceeding against the guarantee trustee or any other person or entity.

                        Concerning the Guarantee Trustee

    The Chase Manhattan Bank is the guarantee trustee. It is also the property trustee, the junior subordinated indenture trustee, subordinated indenture trustee and the senior indenture trustee. The Chase Manhattan Bank USA, National Association is the Delaware trustee for the Capital Trust. We and some of our affiliates maintain banking relationships with The Chase Manhattan Bank. The Chase Manhattan Bank also serves as trustee under other indentures pursuant to which securities of ours and our affiliates are outstanding. It has purchased, and is likely to purchase in the future, our securities and securities of our affiliates.

    The guarantee trustee will perform only those duties that are specifically set forth in the guarantee unless an event of default under the guarantee occurs and is continuing. In case an event of default occurs and is continuing, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the guarantee trustee is under no obligation to exercise any of its powers under the guarantee at the request of any holder of the trust preferred securities unless that holder offers reasonable indemnity to the guarantee trustee against the costs, expenses and liabilities which it might incur as a result.

                   Agreements as to Expenses and Liabilities

    We will enter into an agreement as to expenses and liabilities under the trust agreement. The agreement as to expenses and liabilities will provide that we will, with certain exceptions, irrevocably and unconditionally guarantee the full payment of any indebtedness, expenses or liabilities of the Capital Trust to each person or entity to whom the Capital Trust becomes indebted or liable. The exceptions are the obligations of the Capital Trust to pay to the holders of the trust common or other similar interests in the Capital Trust the amounts due to the holders under the terms of the trust common securities or those similar interests.

Relationship among the Trust Preferred Securities, the Guarantee and the Junior
                   Subordinated Debentures Held by the Trust

    We will guarantee payments of distributions and redemption and liquidation payments due on the trust preferred securities, to the extent the Capital Trust has funds available for the payments, to the extent described under "Description of the Guarantee." No single document executed by us in connection with the issuance of the trust preferred securities will provide for our full, irrevocable and unconditional guarantee of the trust preferred securities. It is only the combined operation of our obligations under the guarantee, the amended trust agreement and the junior subordinated indenture that has the effect of providing a full, irrevocable and unconditional guarantee of the Capital Trust's obligations under the trust preferred securities.

    As long as we make payments of interest and other payments when due on the junior subordinated debt securities held by the Capital Trust, those payments will be sufficient to cover the payment of distributions and redemption and liquidation payments due on the trust preferred securities issued by the Capital Trust, primarily because:

  . the total principal amount of the junior subordinated debt securities will be equal to the sum of the total liquidation amount of the trust securities;

  . the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  . we will pay for any and all costs, expenses and liabilities of the Capital Trust except its obligations under its trust preferred securities; and

  . the amended trust agreement will provide that the Capital Trust will not engage in any activity that is not consistent with the limited purposes of the Capital Trust.

    If and to the extent that we do not make payments on the junior subordinated debt securities, the Capital Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you may directly sue us or seek other remedies to collect your proportionate share of payments owed. If you sue us to collect payment, then we will assume your rights as a holder of trust preferred securities under the amended trust agreement to the extent we make a payment to you in any such legal action.

                              Accounting Treatment

    The Capital Trust will be treated as a subsidiary of ours for financial reporting purposes. Accordingly, our consolidated financial statements will include the accounts of the Capital Trust. The trust preferred securities, along with other trust preferred securities that we guarantee on an equivalent basis, will be presented as a separate line item in our consolidated balance sheets, and appropriate disclosures about the trust preferred securities, the guarantee and the junior subordinated debt securities will be included in the notes to the consolidated financial statements. We will record distributions that the Capital Trust pays on the trust preferred securities as an expense in our consolidated statement of income.

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

        DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

    We may issue share purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of common shares at a future date or dates, which we refer to in this prospectus as share purchase contracts. The price per common share and the number of common shares may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts. The share purchase contracts may be issued separately or as part of units consisting of a share purchase contract and beneficial interests in debt securities, trust preferred securities, preferred shares or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase common shares under the share purchase contracts, which we refer to in this prospectus as share purchase units. The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The share purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

    The applicable prospectus supplement will describe the terms of the share purchase contracts or share purchase units, including, if applicable, collateral or depositary arrangements, relating to the share purchase contracts or share purchase units.

                              PLAN OF DISTRIBUTION

    A prospectus supplement will set forth the terms of the offering of the securities offered by that prospectus supplement, including:

  . the name or names of any underwriters and the respective amounts of the securities underwritten or purchased by each of them;

  . the initial public offering price of those securities and the proceeds to us, if any, and any discounts, commissions or concessions allowed or paid to dealers;

  . any securities exchanges on which those securities may be listed; and

  . the number of common shares to be sold by the selling security holders, if any.

    If underwriters are used in the sale of any securities, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase those securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of those securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

    The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which a prospectus supplement is delivered will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. There may be limitations on the minimum amount that may be purchased by any institutional investor or on the portion of the aggregate principal amount of the particular securities that may be sold pursuant to those arrangements. Institutional investors to which offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions approved by us, if applicable. The obligations of any purchasers pursuant to delayed delivery and payment arrangements will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of those contracts.

    Securities offered other than our common shares may be a new issue of securities with no established trading market. Any underwriters to whom those securities are sold by us for public offering and sale may make a market in those securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for those securities.

    Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

    Selling security holders, as described in the section below entitled "Selling Security Holders," may sell their common shares, and this prospectus may be delivered in conjunction with those sales. We will not receive any proceeds from the sale of common shares by the selling security holders.

    The selling security holders may sell their common shares in connection with one or more offerings of common shares by Markel as described in the applicable prospectus supplement. The selling security holders and any underwriters, broker-dealers or agents that participate with the selling security holders in the distribution of their common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission received by them and any profit on the resale of any common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The selling security holders will be subject to the applicable provisions of the Securities Exchange Act, and the rules and regulations under it, including the applicable provisions of Regulation M. Regulation M may restrict specified activities of the selling security holders and may limit the timing of purchases and sales of any common shares by the selling security holders. Also, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of that distribution, subject to specified exceptions or exemptions.

    Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the agents or underwriters may be required to make. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                            SELLING SECURITY HOLDERS

    The following table sets forth, as of September 30, 2001, information on common share ownership by the selling security holders. The registration of the selling security holders' common shares does not necessarily mean that the selling security holders will offer or sell any of their shares.

                                                          Common
                                                          Shares     Common     Common      Percentage of
                                                       Beneficially  Shares  Shares to be   Common Shares
                            Relationship or Position   Owned Prior   Offered Beneficially    to be Owned
Name of Selling Security    with Markel for the Past        to         for   Owned After        After
        Holders                   Three Years          Offering(1)    Sale   Offering(1)   Offering(1),(2)
------------------------  ---------------------------- ------------  ------- ------------  ---------------
Anthony F. Markel.......  President and Chief
                          Operating Officer, Director    375,665(3)  75,000    300,665(3)    3.49%
Gary L. Markel..........  Director                       355,225(4)  75,000    280,225(4)    3.25%
Steven A. Markel........  Vice Chairman, Director        558,090(5)  75,000    483,090(5)    5.60%
Darrell D. Martin.......  Executive Vice President and
                          Chief Financial Officer,
                          Director                        59,293(6)  10,000     49,293(6)    less than 1%

--------
(1) In accordance with SEC rules, beneficial ownership means shared or sole voting or investment power with respect to common shares shown in the table.
(2) Assumes none of the securities registered and sold under this prospectus are common shares.
(3) Includes 57,483 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,657 shares held as trustee for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 5,300 shares held as co-trustee with Gary Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.
(4) Includes 20,345 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 320,730 shares held by the Markel Family Limited Partnership. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 5,300 shares held as co-trustee with Anthony Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his child.
(5) Includes 86,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 24,245 shares held as co-trustee for the benefit of Mr. Kirshner's children, 20,345 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children, 4,040 shares owned by Mr. Steven A. Markel's children and 18,000 shares held as trustee under a trust for non-employee directors under the Company's 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership. Includes 2,600 shares held by a charitable remainder trust for which Mr. Markel is co-trustee and in which he and his wife retain a partial interest. Mr. Markel does not have investment discretion or voting control over any shares held in the trust and accordingly he disclaims beneficial ownership of the shares held by the trust.
(6) Includes 10,000 shares represented by options granted under our 1986 Stock Option Plan which may be exercised within sixty days of September 30, 2001. Includes 3,500 shares held by Mr. Martin's wife as to which shares he disclaims beneficial ownership.

    Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company.

                             ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $650,000,000. In addition, the selling security holders may sell up to 235,000 of our common shares. This prospectus provides you with a general description of the securities we or the selling security holders may offer. Each time we or the selling security holders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information About Markel."

                WHERE YOU CAN FIND MORE INFORMATION ABOUT MARKEL

    We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which requires us to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our filings at the regional offices of the SEC or over the Internet at the SEC's home page at http://www.sec.gov.

    Our common shares are listed on the New York Stock Exchange under the symbol "MKL." Our reports, proxy statements and other information may also be read and copied at the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information and the information in the prospectus. We incorporate by reference the documents listed below and any future filings made by Markel Corporation with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities covered by this prospectus:

    Markel Corporation, formerly Markel Holdings, Inc., SEC filings, file no. 001-15811:

      1. Our Annual Report on Form 10-K for the year ended December 31,
  2000;

      2. Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

      3. Our Current Reports on Form 8-K dated March 1, 2001, June 5, 2001, June 12, 2001, October 19, 2001 and October 31, 2001; and

      4. The description of our capital stock contained in our Form 8-A filed on April 7, 2000 under Section 12(b) of the Securities Exchange Act of 1934.

  Terra Nova (Bermuda) Holdings Ltd., acquired on March 24, 2000, SEC filings, file no. 1-13834:

      1. Annual Report on Form 10-K for the year ended December 31, 2000.

    You may request a copy of these filings at no cost, by writing or telephoning the office of Investor Relations, Markel Corporation, 4521 Highwoods Parkway, Glen Allen, Virginia 23060, telephone: (804) 747-0136, or e-mail Bruce Kay, Vice President of Investor Relations at bkay@markelcorp.com.

                                 LEGAL MATTERS

    The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP, Richmond, Virginia. Leslie A. Grandis, a partner in McGuireWoods LLP is Secretary and a member of the Board of Directors of our company. As Of October 18, 2001, partners of McGuireWoods LLP owned 27,606 of our common shares, or less than 1% of our common shares outstanding on that date. Certain matters relating to the formation of the Markel Capital Trust II and the issuance of the trust preferred securities under Delaware law and the amended trust agreement will be passed on by Richards, Layton & Finger, special Delaware counsel to the Trusts and the Company. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.

                                    EXPERTS

    The consolidated financial statements of Markel Corporation as of December 31, 2000 and December 31, 1999 and for each of the years in the three-year period ended December 31, 2000 and the consolidated financial statements of Terra Nova (Bermuda) Holdings, Ltd. as of December 31, 2000 and for the year then ended have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

    The consolidated financial statements of Terra Nova (Bermuda) Holdings, Ltd. as of December 31, 1999 and for each of the years in the two-year period ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of PricewaterhouseCoopers, independent certified public accountants, incorporated by reference herein, and upon the authority of that firm as experts in accounting and auditing.

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   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is currently only as of its date.

                                  -----------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Summary....................................................................  S-4
Recent Developments........................................................  S-6
Selected Financial Information............................................. S-11
Use of Proceeds............................................................ S-12
Capitalization............................................................. S-12
Markel Corporation......................................................... S-13
Common Share Price Range and Dividends..................................... S-23
Selling Shareholders....................................................... S-24
Where You Can Find More Information about Markel........................... S-25
Incorporation of Information we file with the SEC.......................... S-25
Underwriting............................................................... S-26
Validity of the Common Shares.............................................. S-27

                                  Prospectus

                                                                            Page
                                                                            ----
Prospectus.................................................................   1
Markel Corporation.........................................................   2
Unaudited Pro Forma Condensed Financial Information........................   3
Risk Factors...............................................................   6
Note On Forward-Looking Statements.........................................   7
Ratio of Earnings to Fixed Charges.........................................   8
Use of Proceeds............................................................   8
Description of Capital Stock...............................................   8
Description of Warrants....................................................  10
Description of Debt Securities.............................................  12
Description of the Trust Preferred Securities..............................  22
Description of the Share Purchase Contract and Share Purchase Units........  35
Plan of Distribution.......................................................  35
Selling Security Holders...................................................  37
About this Prospectus......................................................  38
Where You Can Find More Information About Markel...........................  38
Incorporation of Information We File with the SEC..........................  38
Legal Matters..............................................................  39
Experts....................................................................  39

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                                   1,300,000

                         [LOGO OF MARKEL CORPORATION]

                                 Common Shares

                                ---------------

                                  PROSPECTUS

                                ---------------

                             Goldman, Sachs & Co.
                              Merrill Lynch & Co.
                             Salomon Smith Barney
                                 Advest, Inc.
                        Cochran, Caronia Securities LLC
                              Ferris, Baker Watts
                                 Incorporated


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